UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Harleysville Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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William W. Scranton III	215.256.5000
Chairman of the Board	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

March 25, 2008

Dear Harleysville Group Inc. Stockholder:

                You are cordially invited to attend the Annual Meeting of the Stockholders of Harleysville Group Inc. at the Company’s headquarters, 355 Maple Avenue, Harleysville, Pennsylvania, on Wednesday, April 23, 2008, at 10:30 a.m.

                At the meeting, stockholders will vote on three scheduled items of business.  The items and the votes the Board of Directors recommends are:

	Item	Recommended Vote

1.	Election of Class C Directors	FOR
2.	Approval of the Amended and Restated	FOR
Employee Stock Purchase Plan
3.	Ratification of Independent Registered Public	FOR
Accounting Firm

                We also will discuss Harleysville Group’s 2007 operations and will be pleased to answer your questions about the Company.  Enclosed with the accompanying proxy statement are your proxy card and the 2007 Annual Report.

                We look forward to seeing you on April 23, 2008.  Whether or not you plan to attend the meeting in person, it is important that your shares are represented at the Annual Meeting.  Please complete, sign, date, and return the enclosed proxy card in the envelope provided in order that your shares can be voted at the meeting as you have instructed.  If you choose, you may alternatively vote by telephone or via the Internet instead of voting by proxy card.  There are instructions about these voting alternatives in the proxy statement.

Sincerely,

William W. Scranton III

Robert A. Kauffman	215.256.5000
Secretary	www.harleysvillegroup.com
355 Maple Avenue
Harleysville, PA 19438

HARLEYSVILLE GROUP INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 23, 2008

To the Stockholders of

    HARLEYSVILLE GROUP INC.

                The Annual Meeting of Stockholders of HARLEYSVILLE GROUP INC. will be held at 10:30 a.m., Wednesday, April 23, 2008, at its headquarters at 355 Maple Avenue, Harleysville, Pennsylvania 19438, for the following scheduled items of business:

1.                                       To elect the Class C directors;

2.                                       To approve the Amended and Restated Employee Stock Purchase Plan; and

3.                                       To ratify KPMG LLP as the Company’s independent registered public accounting firm.

We also may transact such other business as may properly be presented at the meeting.

Your Board recommends a vote to elect the nominated directors, to approve the Amended and Restated Employee Stock Purchase Plan, and to ratify KPMG LLP as the Company’s independent registered public accounting firm.

For further information on these proposals, please read the proxy statement that follows.

The Board of Directors has fixed the close of business on March 3, 2008 as the record date for determining the stockholders entitled to vote at the Annual Meeting.

This notice, the proxy statement, the proxy card, and the 2007 Annual Report to Stockholders are being distributed to stockholders on or about March 25, 2008.

Sincerely,

Robert A. Kauffman

March 25, 2008

Table of Contents

ANNUAL MEETING OF STOCKHOLDERS	1

PURPOSE OF PROXY STATEMENT	1
MATTERS TO BE VOTED UPON	1
VOTING PROCEDURES	1

BOARD OF DIRECTORS	5

CORPORATE GOVERNANCE PRACTICES	5
BOARD AND COMMITTEE MEETINGS	7
BOARD COMMITTEE MEMBERS AS OF DECEMBER 31, 2007 AND MEETINGS HELD DURING 2007	8
DIRECTOR NOMINATION PROCEDURES	11
SECURITY HOLDER COMMUNICATION PROCESS	12

STOCKHOLDER ACTIONS	13

ITEM 1. ELECTION OF DIRECTORS	13
BIOGRAPHIES OF DIRECTOR NOMINEES AND DIRECTORS CONTINUING IN OFFICE	13
ITEM 2. APPROVAL OF THE AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	16
ITEM 3. RATIFICATION OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008	18

AUDIT COMMITTEE REPORT	19

STOCK OWNERSHIP	20

TABLE I – FIVE PERCENT STOCKHOLDERS	20
TABLE II – BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS	21
SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS AS OF DECEMBER 31, 2007	22
SECTION 16 REPORTING COMPLIANCE	22
EXECUTIVE OFFICERS	23

EXECUTIVE COMPENSATION	25

COMPENSATION DISCUSSION AND ANALYSIS	25
SUMMARY COMPENSATION TABLE	36
2007 GRANT OF PLAN-BASED AWARDS TABLE	39
2007 OPTION EXERCISES AND STOCK VESTED TABLE	40
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE	41
PENSION BENEFITS TABLE	43
NONQUALIFIED DEFERRED COMPENSATION TABLE	44
POST-EMPLOYMENT ARRANGEMENTS	45

DIRECTOR COMPENSATION	50

COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE REPORT	52

RELATED PARTY TRANSACTIONS	53

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN	A-1

ANNUAL MEETING OF STOCKHOLDERS

Purpose of Proxy Statement

                The Board of Directors of Harleysville Group is soliciting your proxy for voting at the 2008 Annual Meeting of Stockholders to be held April 23, 2008, at the headquarters of the Company.  This proxy statement is being distributed to stockholders on or about March 25, 2008.

Matters to be Voted Upon

                At the Annual Meeting, stockholders will vote on the election of three Class C directors:  W. Thacher Brown, Mirian M. Graddick-Weir, and William W. Scranton III.  Please see pages 13-14 for information on the election of these directors.  Stockholders also will vote on a proposal to approve the Amended and Restated Employee Stock Purchase Plan (the ESPP).  Please see pages 16-17 for information on the approval of the ESPP.  Additionally, stockholders will be asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008.  Please see page 18 for information on the ratification of KPMG LLP.

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting.  If other matters are properly presented at the meeting, your signed and dated proxy card authorizes either Arthur E. Chandler or Robert A. Kauffman to vote your shares in accordance with his best judgment.

Voting Procedures

Who May Vote

                Stockholders as of the close of business on March 3, 2008 (the Record Date) are entitled to vote at the Annual Meeting.  Each share of common stock is entitled to one vote.

How to Vote

                                                Stockholders may vote:

•                          In person at the meeting, or

•                          By mail by completing and returning the enclosed proxy card, or

•                          By telephone (see instructions below), or

•                          By Internet (see instructions below).

Quorum to Transact Business

A quorum for the transaction of business at the Annual Meeting consists of the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock.  As of the Record Date, 30,386,769 shares of Harleysville Group’s common stock were issued and outstanding.  If you attend in person and indicate your presence, mail in a properly signed and dated proxy card, or vote by telephone or via the Internet, you will be part of the quorum.

Vote Needed to Approve Each Item

The proposals to elect the director nominees and to ratify the selection of KPMG LLP as the independent registered public accounting firm for 2008 will be approved if each such proposal receives the affirmative vote of the holders representing a simple majority of all shares present and entitled to vote.  The proposal to amend the ESPP will be approved if the proposal receives the affirmative vote of the holders of a majority of the Company’s issued and outstanding common stock.  As of the Record Date, Harleysville Mutual Insurance Company (Harleysville Mutual) owned 15,942,837 shares (or approximately 52.5 percent) of Harleysville Group’s outstanding common stock.  The Company is thus a “controlled company” under NASDAQ listing requirements.  Harleysville Mutual has advised Harleysville Group that it will vote in favor of the election of the nominees for director proposed by the Company, for approval of the ESPP, and for the ratification of KPMG LLP.  As a result, the director candidates nominated by the Company will be elected, and the Amended and Restated Employee Stock Purchase Plan and KPMG LLP’s selection as the Company’s independent public accounting firm for 2008 will be approved regardless of the votes cast by other stockholders.

Voting of Shares via Proxy Card, Telephone, or Internet

If you submit a properly executed proxy card by mail, or vote by telephone or via the Internet, your shares will be part of the quorum, and your shares will be voted as per your instructions.

Voting by Proxy Card

If you submit a properly executed and completed proxy card by mail, your shares will be voted as per your instructions.  If you sign, date, and mail in your proxy card without indicating how it should be voted on the election of the directors, or on the approval of the ESPP, or on the ratification of KPMG LLP, your shares will be voted in favor of each such proposal.  A proxy card marked “withheld” regarding the election of director nominees, or “abstain” regarding the approval of the ESPP or with respect to the ratification of KPMG LLP, will not be voted on for that specific item, but will be included as present and entitled to vote for determining whether the item has been approved.  Broker non-votes are not considered as votes entitled to be cast on a matter and, thus, will have no effect on the result of the applicable vote.  A broker non-vote occurs when a broker votes on some matters on the proxy card, such as election of directors, but not on others because the broker does not have the authority to do so.

Voting by Telephone

To vote by telephone, please dial 1.800.560.1965.  Please have your proxy card with you when you call, because you will need certain identifying information included on the proxy card to vote by telephone.  Once you establish contact, follow the voice prompts to complete the voting by telephone.

Voting via the Internet

To vote via the Internet, please log on to www.eproxy.com/hgic.  Please have your proxy card with you when you log on, because you will need certain identifying information included on the proxy card to vote via the Internet.  Once you establish contact, follow the instructions to complete the voting via the Internet.

Revocation of Your Proxy

If you later decide to revoke or change your proxy, you may do so by: (1) sending a written statement to that effect to the Secretary of the Company; (2) submitting a properly signed proxy card with a later date; or (3) voting in person at the Annual Meeting.  All of these alternatives apply regardless of how you initially voted, i.e., by mailing in a proxy card, by telephone, or via the Internet.

Duplicate Proxy Statements and Cards

You may receive more than one proxy statement, proxy card, or annual report.  This duplication will occur if your shares are registered in different names or your shares are in more than one type of account maintained by Wells Fargo, the Company’s transfer agent.  To have all your shares voted, please sign and return all the proxy cards you have received, or separately vote the shares described on the proxy card when voting by telephone or via the Internet.  If you wish to have your accounts registered in the same name(s) and address, please call Wells Fargo, at 1.800.468.9716, or contact Wells Fargo through its Web site: www.wellsfargo.com/com/shareowner_services/.

Other Information

Stockholder Proposals

                An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2009 Annual Meeting of Stockholders must notify the Secretary of the Company.  The proposal must be received at the Company’s offices no later than November 25, 2008.  A stockholder must have been a registered or beneficial owner of at least one percent of the Company’s outstanding common stock or stock with a market value of at least $2,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date the 2009 Annual Meeting is held.  A stockholder who has not timely submitted a proposal for inclusion in the proxy statement and who plans to present a proposal at the 2009 Annual Meeting of Stockholders must provide notice of the matter to the Secretary of the Company by February 9, 2009, or else the persons authorized under management proxies will have discretionary authority to vote and act according to their best judgment on the matter raised by the stockholder.

Expenses of Solicitation

Harleysville Group pays the cost of the preparation and mailing of this proxy-soliciting material.  In addition to the use of the mail, proxies may be solicited personally, by telephone, or by other electronic means by Harleysville Group officers and employees, without their receiving additional compensation.  Harleysville Group pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Receipt of Proxy Statements

Certain stockholders who share the same address may receive only one copy of this proxy statement and the Company’s 2007 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders’ bank, broker, or other holder of record, unless the applicable bank, broker, or other holder of record received contrary instructions.  This practice, known as “householding,” is designed to reduce printing and postage costs.  If you own your shares through a bank, broker, or other holder of record and wish to either stop or begin householding, you may request or stop householding, or you may request a separate copy of this proxy statement or the Annual Report, either by contacting your bank, broker, or other holder of record at the telephone number or address provided in the above referenced notice, or by contacting us by telephone at 215.256.5000 or in writing to Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297, Attention:  Secretary.  If you request to begin or stop householding, you should provide your name, the name of your broker, bank, or other record holder, and your account information.

Independent Registered Public Accounting Firm

Representatives of KPMG LLP, an independent registered public accounting firm that audited Harleysville Group’s 2007 financial statements, will attend the Annual Meeting.  They will have the opportunity to make a statement, if they desire to do so, and will respond to any appropriate questions presented by stockholders.  In Item 3 of this proxy statement, the Company is seeking ratification of the selection of KPMG LLP as its independent registered public accounting firm for 2008.  Please see page 18 for more information.

BOARD OF DIRECTORS

Board of Directors

The Company’s Board of Directors currently consists of nine directors:  Barbara A. Austell, W. Thacher Brown, Michael L. Browne, G. Lawrence Buhl, Mirian M. Graddick-Weir, William Gray, Jerry S. Rosenbloom, William W. Scranton III, and William E. Storts.

Corporate Governance Practices

                In order to promote the highest standards of management for the benefit of stockholders, the Board of Directors of Harleysville Group follows certain governance practices regarding how the Board conducts its business and fulfills its duties.  The Company’s Board of Directors’ Governance Principles may be accessed through the Governance section of the Company’s Web site (www.harleysvillegroup.com).  Among these practices are:

Board Size, Composition, and Independence

                The Board presently consists of nine directors comprised of eight independent non-employee directors and one employee director, Michael L. Browne, who is the President and Chief Executive Officer (CEO) of the Company.  The Board believes that the Board should consist of at least seven directors and that, because some members of the Board are also members of the Board of Harleysville Mutual, the total number of individuals comprising the boards of Harleysville Mutual and Harleysville Group should be no more than 12.  The Board further believes that of the maximum total board membership of 12, no more than three should be employee directors, with the remainder being independent directors as defined by the NASDAQ corporate governance rules.

The Board has determined that no non-employee director has a relationship with the Company that impairs his or her independence, and therefore, has determined that all of its non-employee directors are independent.  In assessing the independence of Board members, the Board considers the independence requirements under the NASDAQ corporate governance rules and the absence of any related party transactions between the individual and the Company.  In addition, the Company’s Board of Directors’ Governance Principles provide that no member of the Board may serve as an independent director on more than three other boards of for-profit companies.

Qualifications of Directors

                The Nominating and Corporate Governance Committee, with input from the Chairman of the Board and the CEO, screens director candidates.  In overseeing the nomination of candidates for election, the Committee, and subsequently the Board, seeks qualified individuals with outstanding records of success in their chosen careers, the skills to perform the role of director, and the time and motivation to perform as a director.  Directors are expected to bring specialized talents to the Board that add value to the Board’s deliberative process and advance the business goals and social consciousness of the Company.  Directors are expected to be knowledgeable about profit-making enterprises and the elements necessary for such enterprises to be successful.  The director nomination process is more fully described on pages 11-12.

Attendance at Directors’ and Stockholders’ Meetings

                Directors are expected to attend all meetings of the stockholders, the Board, and the Committees on which they serve.

Director Retirement

                It is Board policy that a director resigns as a director upon resignation or retirement from his or her primary employment, unless the Nominating and Corporate Governance Committee and the Chairman of the Board request the individual to remain as a director.  Pursuant to the Company’s By-Laws, each director must retire from the Board at the first annual meeting following his or her 72nd birthday.

Stock Ownership

                The Company established stock ownership guidelines in 2002 that are now effective for all current directors, and will be effective for newly elected directors five years after being first elected to the Board.  Under these guidelines, each non-employee director is expected to beneficially own an amount of the Company’s common stock having a value equal to at least five times the then current annual retainer.  To assist the non-employee directors in attaining this goal, the Company grants Deferred Stock Units to non-employee directors.

Leadership

                The Board retains the right to exercise its judgment to combine or separate the roles of Chairman of the Board and CEO.  Currently, the Chairman of the Board is not the CEO.

CEO Performance Evaluation

                The independent directors of the Company annually review the CEO’s performance.  Each such director provides an evaluation of the CEO’s performance to the chairperson of the Compensation and Personnel Development Committee, who compiles a report of the reviews of the independent directors.  The independent directors then meet in an executive session to discuss the CEO’s performance and to agree on the content of the appraisal, which the members of the Compensation and Personnel Development Committee later review with the CEO.

Code of Conduct

                The Board of Directors, through the Nominating and Corporate Governance Committee, has established and oversees compliance with a Code of Conduct for Directors, Officers and Employees and a Code of Ethics for Senior Financial Officers meeting the requirements of the Securities and Exchange Commission (SEC) and the NASDAQ corporate governance rules.  These are posted in the Governance section of the Company’s Web site (www.harleysvillegroup.com).  The Company will provide a copy of either code to any person upon request and without charge.  Requests should be addressed to the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA  19438-2297, with the words “Request for Codes” placed on the lower left-hand corner of the envelope.  The Company intends to disclose waivers from, and amendments to, the Code of Conduct and the Code of Ethics on its Web site.  In addition, in accordance with the SEC rules and NASDAQ listing requirements, the Company also intends to disclose on a Form 8-K any waivers from the Code of Conduct that are granted to directors or executive officers.

Board Effectiveness Assessment

                Annually, the Nominating and Corporate Governance Committee conducts an assessment of the Board’s effectiveness and makes a report on that subject to the Board.  That Committee also reviews and makes recommendations to modify the Company’s Corporate Governance Practices.  All standing Committees also conduct annual self-assessments and report such self-assessments to the Board.

Director Compensation

                In order to attract and retain qualified board members, the Company believes its director compensation should be competitive with the compensation of directors at peer companies.   Directors’ fees are determined by the Compensation and Personnel Development Committee, after consultation, as appropriate, with the compensation consultants.  Please see page 50 for a description of the directors’ fees paid during 2007.

Board Agendas and Meetings

                A board calendar for each year is prepared in advance, which establishes the dates of regularly scheduled meetings and certain items to be addressed by the Board.  Additional items are added by the Chairman or CEO.  Each director is free to suggest items for an agenda, and each director is free to raise a subject at any Board meeting that is not on the agenda for that meeting.  The Board reviews and approves Harleysville Group’s yearly operating plan and specific financial goals for each year, and the Board monitors performance throughout the year. The Board also reviews long-range strategic issues at regular Board meetings, as well as at periodic meetings devoted solely to strategic issues.

Executive Sessions of Independent Directors

                The independent directors meet in executive session without the CEO in attendance.  Executive sessions of the independent directors are scheduled at each regular Board meeting and at most Committee meetings.  The non-employee Chairman of the Board presides at such executive sessions of the Board.

Access to Management and Independent Advisers

                The independent directors have access to management and, as necessary and appropriate, independent advisers.

Board and Committee Meetings

                The Board met six times in 2007.  A description of each standing Board Committee follows the table of members and meetings.  In 2007, each director, in the aggregate, attended at least 75 percent of all Board meetings and meetings of Committees on which he or she served.  In 2007, all Board members then in office attended the annual meeting of stockholders.

BOARD COMMITTEE MEMBERS AS OF DECEMBER 31, 2007

AND MEETINGS HELD DURING 2007

Name (1)	Audit	Compensation & Personnel Development	Coordinating	Corporate Strategy	Executive	Finance & Investment	Nominating & Corporate Governance
Barbara A. Austell	X		X			X
W. Thacher Brown	X	X			X	X*
Michael L. Browne				X	X	X
G. Lawrence Buhl	X*				X
Mirian M. Graddick-Weir		X*	X		X		X
William Gray			X	X
Jerry S. Rosenbloom		X		X	X		X*
William W. Scranton III		X		X*	X*	X	X
William E. Storts	X		X*	X		X
Number of Meetings in 2007	4	5	2	2	0	4	3

*  Denotes Chairperson of the Committee.

(1)  Lowell R. Beck and Frank E. Reed retired from the Board as of the April 2007 Annual Meeting, pursuant to the Company’s By-Laws as stated above.  At the time of their retirement, Mr. Beck was on the Coordinating, Corporate Strategy, and Nominating and Corporate Governance (Chair) Committees, and Mr. Reed was on the Audit, Executive, and Finance and Investment (Chair) Committees.

Committee Charters

                Each standing Committee of the Board, including the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee, has a formal written charter that is posted in the Governance section of the Company’s Web site (www.harleysvillegroup.com).  Each of the Audit Committee, the Compensation and Personnel Development Committee, and the Nominating and Corporate Governance Committee assesses the adequacy of its charter on an annual basis, and any amendment or revision to such charter is posted to the Company’s Web site promptly after any such change.  The Company will provide a copy of any charter to any person upon request and without charge.  Requests should be addressed to the Secretary, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA  19438-2297, with the words “Request for Charter” placed on the lower left-hand corner of the envelope.

Audit Committee

                The Audit Committee consists of at least three members, all of whom satisfy the definition of independent director established by both NASDAQ and state insurance regulatory requirements.  Each member is financially knowledgeable as required by NASDAQ and also satisfies the SEC additional independence requirements for members of audit committees.  The Audit Committee currently is comprised of four individuals: G. Lawrence Buhl (Chair), Barbara A. Austell, W. Thacher Brown, and William E. Storts, each of whom has been determined by the Board of Directors to be an “audit committee financial expert” as defined by SEC rules and NASDAQ corporate governance requirements.  The Audit Committee:

•                                  oversees corporate accounting policies, reporting practices, audits, and the quality and integrity of the financial reports;

•                                  reviews the internal audit function;

•                                  facilitates free and open communication among the directors, independent auditor, internal auditors, and the Company’s financial management;

•                                  establishes procedures for the receipt and investigation of complaints regarding accounting and auditing matters; and

•                                  performs other specific duties to accomplish the above as set forth in its charter.

                The Audit Committee annually pre-approves the annual audit engagement and pre-approves any additional audit-related or non-audit services, as necessary, provided by the Company’s independent registered public accounting firm.  The delegation by the Audit Committee of pre-approval of additional services provided by the Company’s independent registered public accounting firm is as follows:  The chair of the Audit Committee or, if he is not available, any member of the Audit Committee may pre-approve any additional services to be provided by the Company’s independent registered public accounting firm, as long as the type of services meets the applicable standards set forth in the Company’s Pre-Approval Policy.  In the event of such approval, the full Audit Committee is informed of such action at its next meeting.  With regard to non-audit services, the pre-approval requirement does not apply if: 1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to its registered public accounting firm during the fiscal year in which the services are provided; 2) such services were not recognized by the Company at the time of the engagement to be non-audit services; and 3) such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or by its chair prior to the completion of the audit.  The Audit Committee has established procedures for the reporting of accounting and auditing matters pursuant to Section 301 of the Sarbanes-Oxley Act.

Compensation and Personnel Development Committee

                The Compensation and Personnel Development Committee consists of four members: Mirian M. Graddick-Weir (Chair), W. Thacher Brown, Jerry S. Rosenbloom, and William W. Scranton III.  The Compensation and Personnel Development Committee:

•                                  is comprised exclusively of independent directors as defined in the NASDAQ listing requirements and SEC requirements;

•                                  approves compensation for the executive officers, other than the CEO, and makes recommendations to the Board on compensation for the CEO, after consultation with all independent directors;

•                                  recommends director compensation, with input and review from the Nominating and Corporate Governance Committee, for approval by the Board;

•                                  determines participants in, establishes awards under, and approves payouts for the Senior Management Incentive Plan and the Long-Term Incentive Plan;

•                                  grants awards of Stock Options, Restricted Stock, Stock Appreciation Rights, and Restricted Stock Units under the Amended and Restated Equity Incentive Plan;

•                                  monitors compliance with the officers’ stock ownership guidelines;

•                                  oversees the annual review of the CEO’s performance;

•                                  oversees Harleysville Group’s management development and succession program;

•                                  reviews and determines compensation policies; and

•                                  has the authority to retain and dismiss compensation consultants.

Nominating and Corporate Governance Committee

                The Nominating and Corporate Governance Committee is comprised of three directors: Jerry S. Rosenbloom (Chair), Mirian M. Graddick-Weir, and William W. Scranton III.  The Nominating and Corporate Governance Committee:

•                                  is comprised exclusively of independent directors as defined in the NASDAQ listing requirements;

•                                  has formal written procedures addressing the director nomination process;

•                                  considers and recommends nominees for election as a director to the Board;

•                                  considers recommendations for nominees for election as a director from stockholders who submit such recommendations in writing as described below;

•                                  considers and recommends members for appointment to the Committees except the Nominating and Corporate Governance Committee;

•                                  assesses the effectiveness of the Board and corporate governance practices;

•                                  recommends new corporate governance practices to the Board; and

•                                  oversees establishment and compliance with the Code of Conduct for Directors, Officers and Employees and the Code of Ethics for Senior Financial Officers.

Other Committees of the Board

There are several other Committees of the Board, in addition to those listed above.  These Committees are as follows:

•                                  The Coordinating Committee:  The Coordinating Committee reviews material transactions between Harleysville Group and Harleysville Mutual.  This Committee is currently composed of the individuals who are solely Harleysville Group directors and the individuals who are solely Harleysville Mutual directors plus a non-voting chairperson who is on the board of both companies.  No material inter-company transaction can occur until at least two of the Harleysville Group directors and at least two of the Harleysville Mutual directors on the Coordinating Committee approve the transaction.  The decisions of the Coordinating Committee are binding on Harleysville Group and Harleysville Mutual.

•                                  The Corporate Strategy Committee:  The Corporate Strategy Committee participates with management in the development of the Company’s strategy and monitors the implementation of the Company’s strategy.  In addition, this Committee provides advice and counsel to management on mergers and acquisitions, capital management, and financial risk tolerance.

•                                  The Executive Committee:  The Executive Committee meets during the intervals between meetings of the Harleysville Group Board of Directors and the Harleysville Mutual Board, and has the right and authority to exercise the full powers of the Boards of Directors, except where limited by law, or where responsibility and authority is vested in another Committee of the Board.

•                                  The Finance and Investment Committee:  The Finance and Investment Committee establishes the Company’s overall investment policies and guidelines.  In addition, it reviews and ratifies the investments made by the Company, and serves as the ex officio trustee of the Company’s Pension Plans.

Director Nomination Procedures

                The specific process for evaluating new directors, including stockholder-recommended nominees, will vary based on an assessment of the then current needs of the Board and the Company.  The Nominating and Corporate Governance Committee will determine the desired profile of a new director, the competencies they are seeking, including experience in one or more of the following:  property/casualty insurance operations, information technology, human resources, investments, law, finance, actuarial science or accounting, governmental affairs and public policy, strategic planning, and mergers and acquisitions.  Candidates will be evaluated in light of the target criteria chosen.  If a name is submitted by a stockholder, the submission should include the name, address, and phone number of the person with proof that the sender is a stockholder, if not a record holder, along with: 1) a description of the skills, expertise, and experience of such individual; and 2) a discussion why such individual would be a good board member for the Company.  The submission also should contain an affirmation that such person, to the submitting stockholder’s knowledge, is willing to serve and capable of serving, and that such individual would qualify as an independent director under NASDAQ listing requirements.  Any communication to this end should be addressed to: Chairman of the Nominating and Corporate Governance Committee, Harleysville Group Inc., 355 Maple Avenue, Harleysville, PA 19438-2297.  The words “Director Nomination” should be placed on the lower left-hand corner of the envelope.

                The Committee, at its discretion, may retain a search firm to assist in locating and/or evaluating candidates.

                Upon receipt of names and information on or from proposed candidates, the Committee generally reviews the proposed candidates and chooses for further review the candidate(s) who best meet the target profile.  Such further review may consist of requests for additional information, including references, telephone contact, and in-person interviews.  Interviews may be conducted by any member of the Committee, the Chairman of the Board, the CEO, and any other person or persons requested and authorized by the Committee.  Reports on the interviews are made to all members of the Committee.

                Once the Committee members are in agreement on a candidate to recommend, the Committee notifies the remaining directors.  If requested by the other directors, the directors will be given the opportunity to meet and conduct discussions with the candidate prior to the Board voting on the nomination.

Security Holder Communication Process

                Stockholders can communicate with Board members by sending letters to them, either by regular U.S. Mail or express delivery service.  Letters may be addressed to an individual member or to a specific Committee chair at 355 Maple Avenue, Harleysville, PA  19438-2297.  The actual letter should be enclosed in an inner envelope.  Attached to that envelope should be a cover page setting forth the amount of stock owned by the sender and whether the sender owns the shares directly or in a nominee (or street) name.  If the latter, a recent statement from the broker or custodian setting forth the amount of securities owned should accompany the letter.  The envelope containing the letter and the cover page on stock ownership should be placed in an outer envelope, which should be mailed to the Company with the legend “Security Holder Communication” in the lower left-hand corner.  Company personnel will open the outer envelope and determine if the sender is a security holder.  If so, the inner envelope will be forwarded to the Director so designated.  If a letter is addressed to the “Audit Committee Chair c/o Chief Compliance Officer,” it is presumed to be a complaint to the Audit Committee and will be handled as set forth in the Company’s “Audit Committee Complaints Procedures and Whistleblower Protection Policy.”

STOCKHOLDER ACTIONS

Item 1.  Election of Directors

                Harleysville Group’s Board of Directors currently consists of nine directors.  Each director is elected for a three-year term, except that if a nominee will attain the age of 72 within the next two years following such nominee’s election, such nominee will be nominated for a term of one or two years, as the case may be, to expire on the first Annual Meeting date following the nominee’s reaching age 72.  The Board of Directors is divided into three classes.  The current three-year terms of Class A, B, and C directors expire in the years 2010, 2009, and 2008, respectively.

Class C directors are to be elected at the 2008 Annual Meeting, and each is nominated to serve for a three-year term.  The nominees are:

Name	Class	Age	Director Since	Year Term Will Expire If Elected
W. Thacher Brown	C	60	2002	2011
Mirian M. Graddick-Weir	C	53	2000	2011
William W. Scranton III	C	60	2004	2011

Your Board of Directors recommends a vote “FOR” the Nominated Directors.

If a nominee is unavailable for election, stockholders will vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting.

                Directors continuing in office are:

Name	Class	Age	Director Since	Year Term Will Expire
Michael L. Browne	B	61	1986	2009
William Gray	B	56	2007	2009
Jerry S. Rosenbloom	B	68	1999	2009
Barbara A. Austell	A	54	2007	2010
G. Lawrence Buhl	A	61	2004	2010
William E. Storts	A	64	2007	2010

Biographies of Director Nominees and Directors Continuing in Office

Nominees for Election at this Annual Meeting (Class C)

W. Thacher Brown was elected a director of Harleysville Group in 2002 and a director of Harleysville Mutual in 1994.  He had been President of 1838 Investment Advisers, LLC in King of Prussia, Pennsylvania from 1988 until May 2004.  Mr. Brown had been President of MBIA Asset Management LLC and a director of MBIA Insurance Company Inc. from 1998 until September 2004.  He is a director of Rivus Bond Fund and Airgas, Inc.

                Mirian M. Graddick-Weir was elected a director of Harleysville Group in 2000.  Currently, Ms. Graddick-Weir serves as Executive Vice President of Human Resources for Merck in

Whitehouse, New Jersey.  Prior to that, she was Executive Vice President for Human Resources at AT&T Corp. in Bedminster, New Jersey, a position she assumed in March 1999.  Ms. Graddick-Weir was also the Vice President at AT&T for various human resource responsibilities since 1994.  Prior to that, she held various executive positions with AT&T, where she commenced working in 1981.

William W. Scranton III was elected a director of Harleysville Group in February 2004 and has served as the non-executive Chairman of the Board since that time.  He was first elected as a director of Harleysville Mutual in May 1999 and was appointed as the non-executive Chairman of the Board of Harleysville Mutual on February 5, 2004.  Mr. Scranton was lieutenant governor of the Commonwealth of Pennsylvania from 1980 to 1988 and is currently manager of the Scranton Family Office in Scranton, Pennsylvania.

Directors with Terms Expiring in 2009 (Class B)

Michael L. Browne was elected a director of Harleysville Group in 1986 and served as its non-executive Chairman of the Board in 2003.  In 2003, he was also elected as a director and appointed as the non-executive Chairman of the Board of Harleysville Mutual.  He held such non-executive Chairman of the Board positions until he was appointed as CEO of Harleysville Group and President and CEO of Harleysville Mutual in February 2004.  In January 2005, Mr. Browne was appointed President of Harleysville Group.  Mr. Browne served in the United States Marine Corps from 1968-1971, attaining the rank of captain and was a Marine infantry platoon leader in Vietnam.  From 1975 to 1977, he was Special Assistant to U.S. Secretary of Transportation, William T. Coleman, Jr., and from 1976 to 1977, he also served as U.S. Deputy Under Secretary of Transportation.  From 1980 to 1983, Mr. Browne was the Insurance Commissioner of the Commonwealth of Pennsylvania.  In 1983, he joined the law firm of Reed Smith LLP, in Philadelphia, Pennsylvania, as a partner.  Mr. Browne was the managing partner of its Delaware Valley regional office from January 1993 until January 2001, when he became head of Reed Smith’s international insurance practice, a position he held until February 2004.  Mr. Browne currently is a member of the Board of Trustees of the American Institute for CPCU and Insurance Institute of America, the Board of Directors of the Property Loss Research Bureau, the Board of Governors of the Property Casualty Insurers Association of America, and the Board of Directors of the Insurance Federation of Pennsylvania.

William Gray became a director of Harleysville Group in August 2007.  He is co-chief executive officer of Ogilvy North America.  Prior to being named to his current position in 2005, Mr. Gray served as president of the organization’s New York office for eight years.  He has been associated with Ogilvy & Mather since 1978.  Mr. Gray is chairman of the board of the American Red Cross of Greater New York, a post he was appointed to in 2002.  He also serves as a trustee of the New York Public Library, and Century Shares Trust and Century Shares Small Cap Fund.  In addition, he serves on the Ad Council, the National Advertising Review Board, and the Wakeman Boys.

                Jerry S. Rosenbloom has been a director of Harleysville Mutual since 1995 and a director of Harleysville Group since 1999.  Dr. Rosenbloom is the Frederick H. Ecker Emeritus Professor of Insurance and Risk Management and Academic Director of the Certified Employee Benefit Specialist Program at the Wharton School of the University of Pennsylvania, a position he has held since 1978.  He also served as Chairman of the Department of Insurance and Risk Management at Wharton from 1989 until 1994.  Dr. Rosenbloom was a trustee of MBIA Claymore Closed End Municipal Bond Fund (a mutual fund) from June 2004 through June 2006, and is a trustee of Century Funds (a mutual fund).  He also serves on the Board of Directors of the American Institute for Property and Liability Underwriters.

Directors with Terms Expiring in 2010 (Class A)

Barbara A. Austell became a director of Harleysville Group in August 2007.  She served as senior vice president of finance and treasurer of ARAMARK Corporation from 1996 to 2004.  Prior to that, she was with J.P. Morgan & Co., Inc. for 21 years, most recently as managing director—investment banking.  Ms. Austell currently serves on the boards of Williams College, the Mann Center for the Performing Arts, and The Pennsylvania Ballet.

G. Lawrence Buhl was elected a director of Harleysville Group in 2004 and elected a director of Harleysville Mutual in April 2005.  In 2003, Mr. Buhl retired from Ernst & Young after serving 35 years with the firm.  Most recently, he served as Regional Director for Insurance Services in Ernst & Young’s Philadelphia office and had served in the same capacity for both the Baltimore and New York offices.  For 24 of his years with Ernst & Young, Mr. Buhl was an audit partner performing extensive work for the Pennsylvania Insurance Department and many insurance companies.  He is also a director of Assured Guaranty, Ltd., for which he serves as chairman of its audit committee and a member of its finance committee.

                William E. Storts was elected a director of Harleysville Mutual in 2001 and elected a director of Harleysville Group in 2007.  In 2000, Mr. Storts retired as a senior executive of Accenture.  Prior to his retirement, he was a Managing Partner in the Global Financial Services Market Unit.  Mr. Storts is currently the Chairman of Darby Oaks Family Farms LLC.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

Item 2.  Approval of the Amended and Restated Employee Stock Purchase Plan

The Company is seeking stockholder approval of the Amended and Restated Employee Stock Purchase Plan (the ESPP).  The purpose of the ESPP is to provide each eligible employee with an opportunity to acquire or increase his or her ownership of Company common stock.  The Company believes the ability to acquire common stock more closely aligns the interests of the employees with the stockholders.  The ESPP is due to expire in July 2008, prompting this proposal to amend and restate the plan.

                The Board of Directors approved the ESPP, as amended and restated, at its meeting held on February 21, 2008, and directed the Company to submit the ESPP to stockholders at this Annual Meeting.  The ESPP, as amended and restated, will be approved if the proposal receives the affirmative vote of the holders of a majority of the issued and outstanding shares of Company common stock.

                The principal terms of the ESPP are described below.

                The ESPP is intended to meet the requirements of Section 423 under the Internal Revenue Code.  As such, the ESPP provides all eligible employees with the opportunity to purchase shares of Company common stock at an amount equal to 85% of the fair market value of the common stock.

                The ESPP was originally established in 1995, and was last amended and restated in 2003.  The aggregate number of shares that may be purchased under the ESPP, if approved at this Annual Meeting, will be 3,150,000 shares, including the addition of 1,500,000 shares with this amendment and restatement.  As of December 31, 2007, 390,621 shares remain available for purchases under the ESPP, and if the amendment and restatement of the ESPP is approved, the number of shares that will be available for future purchases under the ESPP will be 1,890,621.

                The participants eligible to participate in the ESPP are all regular full-time employees and regular part-time employees who work at least 20 hours or more per week for the Company, Harleysville Mutual, or any of their respective subsidiaries.  A person who would otherwise be eligible cannot participate in the ESPP if he or she owns, or would own as a result of purchases under the ESPP, 5% or more of the total voting power of the Company stock.  An otherwise eligible participant who obtains a hardship withdrawal under the Company’s Retirement Savings Plus Plan, or any similar plan maintained by the Company, may not make any contributions or purchases under the ESPP for six months following the hardship withdrawal.

                The ESPP is administered by a Committee of at least three officers of the Company or Harleysville Mutual appointed by the Board, with oversight provided by the Board.  The Committee has the authority to interpret the plan, to prescribe, amend, and rescind rules and regulations relating to the plan, and to make all other determinations deemed necessary or advisable to implement and administer the ESPP.

                There are two enrollment periods per year under the ESPP, from January 1 to January 14 and from July 1 to July 14.  During such enrollment periods, any eligible employee desiring to participate for the next subscription period must file a subscription agreement with the Company’s payroll department.  If a participant wants to change his or her rate of contribution, such change must be done during an enrollment period.

                There are two subscription periods per year under the ESPP, from January 15 through July 14 and from July 15 through January 14.  During each subscription period, payroll deductions are made for active participants to the extent identified in their subscription agreements.  No participant can subscribe for, or purchase more than, $25,000 worth of Company common stock during any calendar year period.  The Company maintains a plan account for each participant and credits the payroll deductions to each such plan account.  At the end of each subscription period, the amount in each participant’s plan account is divided by the applicable subscription price, and the number of resulting shares is issued to the participant in book entry form.  In the event that the number of shares subscribed for in any given subscription period exceeds the number available under the ESPP, the available shares are allocated on a pro rata basis to the participants.  Fractional shares are issued under the ESPP.  The subscription price is equal to the lesser of 85% of the fair market value of the common stock on the last trading day before the first day of the subscription period or 85% of the fair market value of such share on the last trading day of the subscription period, but in no event less than $1.00 per share, the par value of a share of the Company’s common stock.

                A participant can withdraw from the ESPP at any time.  At the time of withdrawal, he or she is paid the amount in such participant’s plan account, subject to an exception described below.  Separation from employment for any reason, including death, disability, retirement, or termination of employment, is treated as an automatic withdrawal from the ESPP.  If such separation of employment occurs within three months prior to the end of a subscription period, the participant will be allowed to continue in the plan for the remainder of that subscription period, but no further deductions or contributions can be made to the participant’s plan account.  A transfer among the Company, Harleysville Mutual, or any of their respective subsidiaries is not a separation of employment under the ESPP.  A participant cannot assign, transfer, or pledge any plan account balance.

                The Board has the authority to amend, modify, or terminate the ESPP at any time, but cannot adversely affect the existing rights of active participants.  The Board cannot amend the ESPP to increase the total number of shares subject to the plan, change the formula for the subscription price, change the class of employees eligible to participate in the plan, materially increase the benefits accruing to participants under the plan, or make any other action effective that requires stockholder approval as required by federal or state laws or regulations or by rules and regulations of a national securities exchange, without seeking and receiving the approval of the holders of a majority of the issued and outstanding shares of common stock.

Section 423 of the Internal Revenue Code establishes holding periods for the stock acquired under the ESPP in order for the holder to obtain the desired tax treatment.  Any sale or transfer of the stock prior to the end of such holding period is a “disqualifying disposition,” and the participants are required to notify the Company of any such disqualifying disposition.

The Amended and Restated Employee Stock Purchase Plan is attached to this proxy statement as Appendix A.  You are encouraged to read the ESPP in its entirety.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE APPROVAL OF THE ESPP.

Item 3.  Ratification of KPMG as Independent Registered Public Accounting Firm for 2008

The Audit Committee of the Board of Directors has appointed KPMG LLP (KPMG) as the Company’s independent registered public accounting firm for 2008, subject to ratification by the Company’s stockholders.  KPMG has served as the Company’s independent registered public accounting firm for over 30 years.  They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters.  KPMG audited the Company’s consolidated financial statements for the year ended December 31, 2007.  Representatives of KPMG are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Audit Fees

KPMG, the Company’s independent registered public accounting firm for 2006 and 2007, rendered the following services and billed, or expects to bill, the following fees for fiscal 2006 and 2007.

Services	2006 Fees	2007 Fees
Audit	$873,000	$880,000
Audit-Related	$15,000	$20,000
Tax	$—	$—
All Other	$—	$—

                “Audit” services also include audits of insurance operations in accordance with statutory accounting principles required by insurance regulatory authorities and review of documents filed with the SEC.

                “Audit-Related” services include audits of employee benefit plans.

The Audit Committee has determined that the rendering of “audit-related” services is compatible with KPMG maintaining its independence.

                All (100 percent) of the above fees for 2007 were approved by the Audit Committee.  Less than 50 percent of the total hours expended on the independent registered public accounting firm’s audit of the Company was attributable to persons other than the full-time permanent employees of the independent registered public accounting firm.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP’S
APPOINTMENT AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2008.

AUDIT COMMITTEE REPORT

                Prior to release of the Company’s consolidated financial statements for 2007, which are contained in the Company’s Annual Report, the Audit Committee met and held discussions with management and KPMG, the independent registered public accounting firm, regarding the fair and complete presentation of the Company’s results. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Committee reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with KPMG matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance).

                In addition, the Audit Committee has discussed with KPMG the firm’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also considered whether KPMG’s provision of other non-audit services to the Company is compatible with the firm’s independence. The Audit Committee has concluded that KPMG is independent from the Company and its management.

                The Audit Committee discussed with the Company’s internal auditor and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and procedures, and the overall quality of the Company’s financial reporting.

                In reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

                Management is responsible for the Company’s financial reporting process and for the preparation of its consolidated financial statements in accordance with U.S. generally accepted accounting principles. KPMG is responsible for auditing those consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s responsibility to conduct auditing or accounting reviews or procedures. Therefore, in approving the inclusion of the audited consolidated financial statements in the Annual Report on Form 10-K, the Audit Committee has relied on management’s representation that the consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the reports of KPMG included in the Company’s Annual Report on Form 10-K.

Submitted by the Audit Committee:

G. Lawrence Buhl, Chair
Barbara A. Austell
W. Thacher Brown
William E. Storts

STOCK OWNERSHIP

Table I — Five Percent Stockholders

                Those persons owning five percent or more of Harleysville Group stock, as of December 31, 2007, are set forth below. On that date, there were 30,322,905 shares of Harleysville Group stock outstanding.

	Voting Authority		Dispositive Authority		Total Amount
Name and Address	Sole	Shared	Sole	Shared	of Beneficial Ownership	Percent of Class
Harleysville Mutual Insurance Company 355 Maple Avenue Harleysville, PA 19438	15,976,666	—	15,976,666	—	15,976,666	52.7%
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	2,564,938	—	2,564,938	—	2,564,938	8.5%

Table II — Beneficial Ownership of Directors and Executive Officers

                This table shows Harleysville Group stock holdings, as of March 3, 2008, of the directors, including the director nominees, the Named Executive Officers (who are the CEO, the CFO, and the next three most highly compensated executive officers employed as of December 31, 2007), and all directors and executive officers as a group. Please see the table on page 23 for titles of the Named Executive Officers. The “Aggregate Number of Shares Beneficially Owned” listed in the second column includes the numbers listed in the third, fourth, and fifth columns. On March 3, 2008, there were 30,386,769 shares of Harleysville Group stock outstanding.

Name	Aggregate Number of Shares Beneficially Owned	Right to Acquire (number of shares) (1)	Number of Shares of Restricted Stock Owned	Number of Deferred Stock Units (2)	Percent of Shares (less than 1% unless indicated)
Barbara A. Austell	1,339	—	—	1,339
W. Thacher Brown	57,084	12,500	5,646	4,049
G. Lawrence Buhl	5,477	—	—	4,049
Mirian M. Graddick-Weir	25,595	12,500	—	4,049
William Gray	1,914	—	—	1,339
Jerry S. Rosenbloom	40,965	10,500	5,646	4,049
William W. Scranton III	18,734	12,500	—	4,049
William E. Storts	24,302	10,000	—	4,049
Michael L. Browne (3)	316,874	182,488	26,276	—	1%
Arthur E. Chandler	40,372	22,222	13,690	—
Thomas E. Clark	71,008	49,792	8,100	—
Mark R. Cummins	138,732	108,697	2,930	—
Akhil Tripathi	47,305	23,352	14,730	—
All Directors & Executive Officers as a Group (18)	1,001,443	582,339	106,638	26,972	3%

(1)  The “Right to Acquire” column includes shares of common stock subject to vested but unexercised stock options, and shares of common stock subject to stock options that will vest within 60 days after March 3, 2008.

(2)  Deferred Stock Units generally vest upon termination of service as a director.

(3)  For Mr. Browne, the “Aggregate Number of Shares” includes an award of 17,440 Restricted Stock Units he was granted on February 21, 2007 under the Amended and Restated Equity Incentive Plan. The Restricted Stock Units granted to Mr. Browne are not currently vested and will not vest within 60 days.

Securities Authorized Under Equity Compensation Plans as of December 31, 2007

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,685,470	$25.62	3,202,725
Equity compensation plans not approved by security holders	—	—	—

                The shares in the foregoing table represent the aggregate shares underlying existing awards, or available for future awards under the Amended and Restated Equity Incentive Plan (employee plan), the Employee Stock Purchase Plan, the Amended and Restated Long-Term Incentive Plan (employee plan), the Amended and Restated Directors’ Equity Compensation Plan, and the Agency Stock Purchase Plan. Please see the following pages of this proxy statement for a description of these plans: pages 28-29 for the Amended and Restated Equity Incentive Plan; pages 16-17 for the Employee Stock Purchase Plan; page 29 for the Amended and Restated Long-Term Incentive Plan; and page 51 for the Amended and Restated Directors’ Equity Compensation Plan.

                In 2005, the Company adopted the Amended and Restated Agency Stock Purchase Plan, which was approved by written consent of the holders of a majority of the Company’s voting stock. Under the plan, the top-tier independent insurance agencies that sell insurance products for the Company’s parent, subsidiaries, and affiliates may purchase twice a year, on January 15 and July 15, Company stock at a discount of 10% off the closing price on the previous trading day. The amount that can be purchased by any one agency is limited to no more than $12,500 in value every six months. A total of 1,000,000 shares were reserved for issuance under this program at the time of its initial adoption in February 1995. As of March 3, 2008, 575,897 shares have been issued under this program.

SECTION 16 REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the Exchange Act), as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities (10% Holders) to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities of the Company. Directors, officers, and 10% Holders are required by the regulations under the Exchange Act to file all Section 16(a) reports electronically and to provide the Company with notice of all of the Section 16(a) reports, which they file. Based solely upon a review of the Section 16(a) reports filed electronically and the representations made by the reporting persons to the Company, the Company believes that its directors, officers, and 10% Holders complied with the filing requirements under Section 16(a) of the Exchange Act during 2007, except that the Secretary had one late Form 4 filing to report shares withheld in payment of taxes on vesting of an equity award and Harleysville Mutual had one late Form 4 to report one sale of shares to Harleysville Group pursuant to the announced share repurchase program of Harleysville Group.

Executive Officers

                The executive officers of the Company as of March 3, 2008 were:

Name	Age	Title
Michael L. Browne	61	President & Chief Executive Officer
Mark R. Cummins	51	Executive Vice President, Chief Investment Officer & Treasurer
Allan R. Becker	49	Senior Vice President & Chief Actuary
Arthur E. Chandler	51	Senior Vice President & Chief FinancialOfficer
Thomas E. Clark	47	Senior Vice President, Field Operations
Donna M. Dever	43	Senior Vice President, Business Process Improvement
Robert A. Kauffman	44	Senior Vice President, Secretary,General Counsel & Chief Governance Officer
Kevin M. Toth	34	Senior Vice President, Claims
Akhil Tripathi	57	Senior Vice President & Chief Information Officer
Robert G. Whitlock Jr.	51	Senior Vice President & Chief Underwriting Officer

                Michael L. Browne is President and CEO of Harleysville Group and Harleysville Mutual. Please see page 14 for additional biographical information.

Mark R. Cummins is Executive Vice President, Chief Investment Officer, and Treasurer of Harleysville Group and Harleysville Mutual and has been in charge of the investment and treasury function since 1992.

Allan R. Becker became Senior Vice President and Chief Actuary of Harleysville Group and Harleysville Mutual in October 2005. Before joining Harleysville, he was vice president and senior actuary for ACE USA. During his 18 years with ACE USA and its predecessor CIGNA Property and Casualty, Mr. Becker held a variety of actuarial management roles. He holds the FCAS and MAAA designations.

Arthur E. Chandler was named Senior Vice President and Chief Financial Officer in April 2005. Prior to that, he was senior vice president of financial controls for XL America, and he had been chief financial officer for Kemper Insurance’s casualty division. Mr. Chandler also spent nearly 20 years with CIGNA in various financial positions.

                Thomas E. Clark was named Senior Vice President for Harleysville Group and Harleysville Mutual in charge of branch and subsidiary operations in March 2004. Before that, commencing in January 2001, he was in charge of branch operations and had been Resident Vice President for the New Jersey operations of Harleysville Group and Harleysville Mutual since July 2000. From 1995 through 2000, he worked for Fireman’s Fund Insurance Company as a business segment leader.

                Donna M. Dever became Senior Vice President, Business Process Improvement for Harleysville Group and Harleysville Mutual in September 2006. She joined Harleysville in June 1996 as Counsel and served as Vice President and Associate General Counsel for Harleysville since April 2001. Before coming to Harleysville, Ms. Dever was an attorney in the litigation department of the law firm of Stradley, Ronan, Stevens & Young LLP.

                Robert A. Kauffman has been Senior Vice President, Secretary, General Counsel and Chief Governance Officer of Harleysville Group and Harleysville Mutual since November 2004. Before joining Harleysville, he had been a shareholder in the securities litigation department of the law firm Berger & Montague. Prior to that, Mr. Kauffman was an equity partner in the law firm of Reed Smith LLP in Philadelphia. He also served as an Assistant United States Attorney in the criminal and asset forfeiture divisions of the United States Attorney’s Philadelphia office.

Kevin M. Toth was appointed Senior Vice President, Claims for Harleysville Group and Harleysville Mutual in July 2005. He joined Harleysville in January 2005 as Vice President, Associate General Counsel, and Chief Litigation Counsel. Before that, Mr. Toth was an attorney in the litigation department of the law firm of Reed Smith LLP.

                Akhil Tripathi became Senior Vice President and Chief Information Officer for Harleysville Group and Harleysville Mutual in January 2005. He came to Harleysville from Marsh Affinity and Private Client Services where he was managing director and chief information officer. Prior to that, Mr. Tripathi was executive vice president and IT executive for e-Fusura Agency, a major Internet insurance exchange he started for American International Group. He also served as vice president and chief information officer for AIG Life and the former Providian Direct Insurance.

                Robert G. Whitlock Jr. was named Senior Vice President and Chief Underwriting Officer of Harleysville Group and Harleysville Mutual in October 2005. He was Senior Vice President and Chief Actuary since February 1995, and had been in charge of various actuarial functions from 1991 to 1995.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company embraces a “pay for performance” philosophy that is designed to reward executives for driving organizational performance and creating shareholder value.  The Company’s compensation program supports the achievement of specific targets through articulated goals that reflect the Company’s organizational strategy and objectives of profitable growth, combined ratio, and return on equity.  The Company provides a mix of fixed and variable compensation that is intended to motivate and retain talented executives and support the achievement of a high-performance culture.  In order to achieve these strategic goals, the Company has identified four principles that guide its management compensation program.  The program is designed to:

•	attract, retain, and motivate talented executives;
•	reward competencies and behaviors identified as critical to the Company’s success;
•

offer total compensation that is consistent with the performance of an individual executive measured against other executives, both within the Company and within the peer group of companies utilized by the Company; and

•	focus on developing incentive compensation that is keyed to Company performance, and providing variable compensation programs linked to creation of stockholder value.

As discussed in this Compensation Discussion and Analysis, compensation varies based upon Company performance, individual results, contribution relative to peers, and market-place competitive dynamics.

The Compensation and Personnel Development Committee of the Board of Directors (Compensation Committee), which consists entirely of independent directors as defined in Section 162(m) of the Internal Revenue Code and as defined by NASDAQ, oversees the Company’s management compensation program.  The Compensation Committee is the principal decision-maker with respect to the Company’s compensation philosophy and compensation components, but it seeks input and recommendations from the CEO and other members of senior leadership.  Human Resources and General Counsel management representatives have assisted the Compensation Committee in evaluating management compensation programs.  Management also participates in the development of its corporate and personal goals, which are finalized and approved by the Compensation Committee.  The CEO participates in the annual compensation evaluation process for the other members of senior management.  The Committee has retained Mercer Consulting (Mercer) to provide information, analyses, and advice regarding executive and non-employee director compensation.  The Committee has established procedures that it considers sufficient to ensure that Mercer’s advice to the Committee remains objective, including requiring that the Mercer consultants who perform these services report directly to the Committee chair and requiring disclosure of relationships with other Mercer consulting groups or affiliates.  Furthermore, as part of Mercer’s written standards provided to the Compensation Committee, Mercer consultants who perform services for the Committee have separate reporting relationships and compensation schemes and do not overlap with other Mercer lines of business.

Compensation Methodology

The Harleysville Group compensation program is designed to enable the Company to compete for talented and experienced staff with companies of similar size or in similar lines of business, whether publicly or privately held.  With the help of Mercer, the Company collects and analyzes data from a diverse group of property/casualty insurance companies and other companies of appropriate size when compared to Harleysville to identify proper competitive compensation levels for an organization the size, structure, and business mix of Harleysville.

Total annual compensation is comprised of fixed compensation (annual base salary), variable compensation (annual incentive plans), and long-term compensation, which consists principally of equity incentive awards.  The total compensation target is the 50th percentile of the market for comparable executive positions.  The Compensation Committee selects the 50th percentile because it believes that it is the lowest percentile that provides the Company with the ability to attract and retain highly qualified and high performing executive talent without responding to company-specific compensation decisions that might be made among the peer companies.

Mercer provides data to management and to the Compensation Committee regarding market rates for compensation and compensation plan structures.  The data is derived from the analysis of publicly available information and proprietary survey sources.  The data is used by management, who makes the recommendation to the Compensation Committee regarding the compensation framework for executive officers.  The Compensation Committee then determines the appropriate compensation.  With respect to the compensation framework for the CEO, the Compensation Committee makes a recommendation to the Board of Directors, and the independent directors on the Board determine the annual compensation for the CEO.

The Company utilizes a peer group of property/casualty insurance companies, of appropriate size and business mix, to determine compensation for executives, as well as to establish performance metrics for its incentive program.  Such peer companies may range in size or business focus, but are similar at the median to the Company.  The peer group includes: Alfa Corporation, W.R. Berkley Corporation, Cincinnati Financial Corporation, Donegal Group Inc., EMC Insurance Group Inc., Erie Indemnity Company, Hanover Insurance Group Inc., Ohio Casualty Corporation, One Beacon Insurance Group, Philadelphia Consolidated Holding Corporation, RLI Corporation, Safeco Corporation, Selective Insurance Group Inc., State Auto Financial Corporation, Tower Group Inc., and United Fire and Casualty Company.  The Company evaluates the peer group on a periodic basis to ensure that the proper companies are considered in the compensation determinations.

The Company does not have policies or practices that establish firm allocations between short- and long-term incentive compensation or equity- versus cash-based compensation.  The Compensation Committee regularly reviews the programs utilized to provide short- and long-term incentive compensation, and makes changes as it determines appropriate.  Additionally, the Company’s flexible mix among base salary and variable compensation and long-term incentive compensation, and the discretionary ability of the Compensation Committee to consider all pertinent factors and issues, permit higher potential for those executive officer positions for which performance results are highly measurable and where the value of those results to the Company are clear and significant.  Also, because equity awards are a component of a compensation target for a given year, these annual awards do not take into account equity awards already held by the officer.  A target award is established for each Named Executive Officer based on his or her salary after taking into account the other components of compensation to achieve the total compensation target established by the Compensation Committee for the applicable executive paygrade level.

The Company does not have employment agreements with its executive officers, or any established severance programs for executives.  The Company believes the focus of its compensation programs should be on providing competitive compensation to officers during their employment with the Company.  As a means of attracting and retaining senior executives, the Company does enter into Change in Control Agreements with each of its senior executives. Please see pages 47-48 for a description of these agreements.  The Company believes that Change in Control Agreements provide a necessary incentive to executives to join and then remain with the Company in times of substantial change or uncertainty and are necessary to maintain the Company’s competitive position in its industry.

The Company maintains various retirement and savings plans for its senior executives, and believes such programs are a necessary component of its overall compensation program.  The current retirement-focused plans are the Harleysville Retirement Savings Plus Plan, which is a defined contribution plan that is available to all employees and has both non-matching and matching Company contributions; a Non-Qualified Excess Contribution and Match Program (the Excess Plan), which is available to all officers of the Company at paygrade level 20 or higher, including the senior executives; and a Non-Qualified Deferred Compensation Plan, which is also available to all officers at paygrade level 20 or higher, including the senior executives.  Prior to March 2006, the Company maintained defined benefit plans for its executive officers.  Please see page 34 for a description of these benefits.  In March 2006, the Company determined that no additional benefits would accrue to participants in the defined benefit plans, and that it would instead increase the Company contributions to the defined contribution plans.  This was done as part of the Company’s overall assessment of its compensation strategy and program.  The Company believes that its enhanced defined contribution plan positions it more competitively in its markets.

Compensation Program for 2007

During 2007, the principal components of compensation were base salary, annual incentive bonus compensation, and long-term incentive compensation comprised of a mixture of equity-based awards.  The specific components of the Company’s compensation program for executive officers for 2007 and how they function are described below.

Base Salary

Consistent with the Company’s compensation philosophy, annual base salary is designed to be competitive within the property/casualty insurance industry.  The Company has a paygrade structure, ranging from 1 to 32, with all positions assigned to a paygrade.  Executive officers tend to be assigned paygrades 25 to 32, with the highest reserved for the CEO.  The midpoint of each paygrade is set at the median pay for that position when compared to comparable positions in the property/casualty insurance industry and, if appropriate, other industries, on a size-adjusted basis.  The Company also considers the paygrades assigned to comparable positions within the Company and individual experience or expertise needed for a specific position when determining paygrade assignments for a particular position.  A salary range based on the midpoint is developed for each paygrade.

Executive salaries are based on a combination of paygrade range, individual performance, role and responsibilities, and Company performance, the weightings of which may change from year to year.  To evaluate individual performance, the Compensation Committee assesses, with management input, actual performance as compared to position responsibilities. To evaluate Company performance, the Compensation Committee compares the Company’s improvement in corporate results from the prior year and reviews the overall corporate performance in the prior fiscal year to comparable insurance industry metrics, including revenue growth, operating income growth, earnings per share (EPS) growth, return on equity (ROE), combined ratio, and total shareholder return.  The term “combined ratio” is a standard term of measurement in the property/casualty insurance industry; it is the ratio produced by dividing: (1) the ratio of losses, loss adjustment expenses, and policy-holder dividends to net earned premiums and (2) the ratio of underwriting expenses to net written premium.  The resulting fraction then is expressed as a percentage.

In 2007, the Compensation Committee determined that the Company’s overall performance achieved the 50th percentile relative to the peer companies and used such determination, in addition to the assessment of the achievement of individual goals, in establishing base salary.  The base salary earned by each of the Named Executive Officers for 2007 is included in the Summary Compensation Table on page 36.

Annual Incentive Compensation

The Senior Management Incentive Plan (SMIP) represents the principal incentive compensation program used by the Company during 2007 for awarding annual non-equity variable incentive compensation to members of the senior leadership team.  At the beginning of 2007, the Compensation Committee established the 2007 incentive award opportunities under the SMIP.  The same corporate target goals were used for all executive officers.  Individual goals also were established for each executive officer.  The goals established, the weighting of the goals, and the 2007 results are set forth in the table below.

Goal	Weighting	Minimum	Target	Maximum	2007 Result
Combined Ratio	30%	100.5%	97.5%	95.0%	96.7%
Return on Equity	30%	10.7%	13.0%	15.0%	13.8%
Net Premium Growth	10%	2.0%	2.8%	5.0%	0.4%
Individual Objectives	30%	N/A	N/A	N/A

The target award levels ranged from 25% to 35% of base salary for the Named Executive Officers and 50% of base salary for the CEO; the maximum award levels ranged from 50% to 70% of base salary for the Named Executive Officers and 100% of base salary for the CEO.  The target levels by executive officer position reflect the assessment of the impact of such position on the achievement of such corporate goals, the appropriate use of incentive compensation, and the total compensation as compared to other Company executive officers and appropriate positions at the peer companies.  A performance threshold of 8% return on equity must be met in order for any payout under the SMIP to occur.  Results that achieve at least the minimum levels, but fall outside the exact goal parameters, are interpolated to determine award levels.  Payout percentages range from 50% if the minimum goal is achieved to 200% if the maximum goal is achieved.

The Compensation Committee met in February 2008 to determine the awards earned under the SMIP for executive officers other than the CEO, and to determine its recommendation for the CEO award, which was then considered by the Board and the Board determined the CEO award.  For 2007, the Compensation Committee determined that the Company exceeded the target goals for combined ratio and operating ROE, but did not meet its net premium growth goal under the SMIP.  The calculation based on such achieved results and the achievement of individual performance factors were used to determine the cash-bonus compensation for 2007.  Payments earned by the Named Executive Officers under the SMIP for 2007 are included in the Summary Compensation Table on page 36 under the “Non-Equity Incentive Plan Compensation” column.

Long-Term Incentive Compensation

The Company used a mixture of awards of stock options and restricted stock/restricted stock unit awards as its sole form of long-term incentive compensation granted during 2007.  All of the awards were made under the Company’s Amended and Restated Equity Incentive Plan

(the Equity Incentive Plan).  The Company selected these types of equity awards, and the mixture of such awards, because it believes that the change from its prior long-term incentive plan (described below on page 30) allows it to continue to align executive rewards with the creation of value for the stockholders, while being easier for participants and stockholders to understand.  Furthermore, the Company believes that this structure more closely aligns the long-term incentive compensation program with the Company’s current business strategy and the long-term compensation programs of its competitors.

2007 Equity Incentive Awards

Annual long-term equity incentive awards are generally made in February to April of each year.  During 2007, they were made on February 21, 2007, and consisted of a 60%/40% mixture of Stock Option grants and Restricted Stock/Restricted Stock Unit (RSU) awards.  The Stock Option awards have a three-year vesting schedule, with one-third of each award vesting on each of the three anniversaries of the date of grant.  The exercise price for all Stock Options granted was equal to the closing price of the stock on the date of grant.  All Stock Options granted to the Named Executive Officers were non-qualified options receiving no special tax treatment and have a term of ten years.  Most outstanding Restricted Stock/RSU awards made to the Named Executive Officers were time-based, with a five-year vesting period.  One RSU award made to the CEO was performance-based, with an established five-year performance goal.

The 2007 target awards for the Named Executive Officers, other than the CEO, were 35% to 45% of base salary, plus potential participation in a pool equal to 10% of aggregate base salaries that is allocated based on the recommendations of the CEO.  For the CEO, the target award was 250% of base salary.  These target awards were selected based upon the impact and importance of the executive positions to the Company performance objectives generally, and to provide equity-based awards competitive with those made by the peer companies.

The equity awards granted to the Named Executive Officers in 2007 are disclosed in the 2007 Grant of Plan-Based Awards Table on page 39.

Legacy Long-Term Incentive Compensation Plan (the LTIP)

Since 1988, the Company maintained the LTIP designed to reward those senior executive officers of Harleysville Group involved in establishing and executing the Company’s growth strategy.  Each year from 2000-2005, the Company established target awards for three-year performance periods under the LTIP.  Each target award had both a cash and stock component that could vary by participant, and was based on relative Total Stockholder Return (TSR), the components of which included both a change in stock price and imputed dividend reinvestment, compared to a universe of at least 20 property/casualty insurance company stocks.  The target awards, which ranged from 30% to 200% of annual base salary at the beginning of the period, were payable if the TSR was at the 50th percentile at the end of such period.  Target cash and target share awards were established as of January 1 of the first year of each three-year period based on a participant’s annual base salary and the value of the Company’s common stock on the first trading day of the year.  A maximum award of 150% of target was paid if the TSR was achieved at the end of the period at the 80th percentile or higher while a minimum award of 50% of target was paid if the TSR was achieved at the 35th percentile.  No award was paid if the TSR was below the 35th percentile.  TSR falling between the 35th and 50th percentiles or between the 50th and 80th percentiles was interpolated to determine the actual earned award.  Payouts of 150% were made to eligible participants for the 2005-2007 LTIP in February 2008, as the Company exceeded its TSR performance measure.  In light of the maximum goal being achieved, the Compensation Committee approved the following payouts to the Named Executive Officers in February 2008:  $405,000 in cash and 63,273 shares of common stock for Michael L. Browne; $59,813 in cash and 6,330 shares of common stock for Arthur E. Chandler; $52,875 in cash and 5,596 shares of common stock for Thomas E. Clark; $172,846 in cash and 6,720 shares of common stock for Mark R. Cummins; and $61,875 in cash and 6,548 shares of common stock for Akhil Tripathi.

The Company discontinued the use of LTIP awards in 2006.

Changes in Long-Term Incentive Awards for 2008

In February 2008, the Compensation Committee, after consultation with Mercer and management, decided to change the mixture of equity awards from the 60%/40% mixture of Stock Options and Restricted Stock/RSU awards to 50% Stock Option grants and 50% Restricted Stock/RSU awards, and to further delineate the Restricted Stock/RSU awards into one-half time-based vesting and one-half performance-based vesting.  Both the time-based and performance-based Restricted Stock/RSU awards will vest, if applicable, within three years after the date of the award.  The Company believes that the performance-based Restricted Stock/RSU awards tie the actual receipt of this long-term compensation only to the actual achievement of Company performance measures, making this portion of the long-term incentive awards dependent upon factors outside of the individual Named Executive Officer’s sole control, as compared to the time-based vesting of the Stock Options and remaining Restricted Stock/RSU awards.  The percentage of the mix in Restricted Stock/RSU awards was increased so that more of the long-term equity incentive awards is based on Company-based performance measures.  Because of this increased degree of uncertainty of vesting, the Company recommended, and the Compensation Committee approved, a reduction in the vesting schedule for the time-based Restricted Stock/RSU awards to three years.

Equity Granting Practices

Generally, the Compensation Committee determines annual grants of equity-based awards at a regularly scheduled meeting held in February to April of any given year.  The Compensation Committee makes all annual equity awards to the Named Executive Officers during meetings, not by unanimous consent.  The Compensation Committee holds such regularly scheduled meetings at a consistent time during each calendar year and generally does not consider the potential for the existence of extraordinary corporate events when establishing its meeting schedule.  In addition to such annual grants, the Compensation Committee will make equity-based awards to newly hired executives or to key employees on an ad hoc basis.  If a regularly scheduled Compensation Committee meeting will occur prior to the commencement date of the new hire or promotion, the Compensation Committee may approve such award at its meeting, conditioned upon the actual employment or promotion occurring.  Otherwise, the Compensation Committee may act by Unanimous Written Consent or by holding a telephonic Committee meeting.

Prior to the annual equity award grants, the CEO provides input and recommendations to the Compensation Committee with respect to the equity awards to executive officers.  The Compensation Committee establishes the equity awards for the CEO and recommends approval of such awards by the independent members of the Board.  Based on individual performance, an executive may receive an award greater or less than target, including none at all.  The Compensation Committee then uses the target award levels and the Black-Scholes option value method to determine the number of Stock Options to be granted and uses a five-day average stock price for the week ending two weeks before the date of grant in order to determine the number of shares of Restricted Stock/RSUs that will be awarded.  The actual exercise price of Stock Options granted is the closing price of the stock on the date of grant.  The Compensation Committee, however, has the discretion to utilize a different measurement period for the Restricted Stock/RSU award calculations if Company or market circumstances dictate.

For Restricted Stock/RSU awards, the Compensation Committee has the authority to impose such terms and conditions as the Committee finds appropriate.  Forfeiture restrictions may be time-based or performance-based.  Restriction periods are generally for three to five years, although the Compensation Committee may establish other time periods.  Performance-based restrictions may be based upon the attainment of goals established by the Compensation Committee in accordance with Section 162(m) of the Internal Revenue Code.  Such performance goals may include specific amounts of, or changes in, financial or operating goals including: revenues; expenses; net income; operating income; equity; return on equity, assets, or capital employed; stockholder return; premium volume; or other financial or operating goals determined by the Compensation Committee.

The vesting schedule or lapse of forfeiture restrictions is, or can be, accelerated in the event of death, disability, early retirement, normal retirement, or a change in control of the Company or Harleysville Mutual.  In general, in the event of death or disability of the participant, outstanding unvested Stock Options will accelerate and vest, and the participant or his or her estate has an extended ability to exercise vested Stock Options, and the forfeiture restrictions on Restricted Stock/RSU awards will lapse.  The Compensation Committee has the discretion to change these provisions in the award documents.  Please see the discussion of the impact of retirement or a change in control on outstanding unvested equity awards on page 33 of this proxy statement.

The exercise price of a Stock Option, and the tax obligations associated with the vesting of Restricted Stock/RSUs, may be paid by any award-holder by the delivery of already owned shares, shares subject to the vesting award (if authorized in the award commitment), cash, or a combination of cash and shares.

In addition to Stock Options and Restricted Stock/RSU awards, the Equity Incentive Plan provides the Compensation Committee with the ability to award Stock Appreciation Rights to eligible employees.  Stock Appreciation Rights may be awarded in conjunction with the granting of Stock Options under the plan.  These rights entitle the recipient to receive, at the time of the exercise of the related Stock Option, cash equal to the difference between the fair market value of the share of stock at the time of the grant of Stock Appreciation Rights and the fair market value of a share of stock at the time of the exercise, which cash may be applied to the purchase price of the related Stock Option.  The Compensation Committee did not grant Stock Appreciation Rights in 2007, but may do so in the future.

Stock Ownership Guidelines

The Company has established stock ownership guidelines for its executive officers as another way to align the interests of the executives with the interests of stockholders.  Under these guidelines, the executive officers must, by January 1, 2008, or within six years of moving into an eligible position, beneficially own Harleysville Group stock equal to a specific multiple of base salary in order to receive additional equity awards at a level necessary to keep total compensation at the target level.  For the President and CEO, the multiple is three time base salary, and for the other executive officers, it is 1.5 times base salary.  The following table shows the compliance of the Named Executive Officers with such stock ownership guidelines as of December 31, 2007.

Named Executive Officer	Ownership Target (Shares) (1)	Total Qualifying Shares (2)
Michael L. Browne	50,877	96,251
Arthur E. Chandler	12,296	14,279
Thomas E. Clark	10,428	20,405
Mark R. Cummins	13,959	28,031
Akhil Tripathi	12,124	15,738

(1)  Based on the closing price of the Harleysville Group common stock on December 31, 2007 of $35.38.

(2)  Qualifying shares include owned shares and outstanding Restricted Stock and Restricted Stock Unit awards.

Other Benefits

The Company provides health and welfare benefits to its executive officers, including medical, dental, and life insurance coverage, long-term disability, holidays and vacation, defined contribution plan, and, until March 2006, pension plan benefits.  The executives received these benefits at the same rates as other employees, but executives were eligible for benefits under the Supplemental Retirement Plan (SERP), through March 2006, and are eligible to participate in the Non-Qualified Deferred Compensation Plan and the Non-Qualified Excess Contribution and Match Program, which are described below.  In general, the Company does not provide perquisites to its executive officers that are not offered to employees generally.

The Company also provides all employees, including the Named Executive Officers, with the ability to purchase shares of the Company’s common stock at a discount under the ESPP.  The ESPP allows employees to purchase shares of the Company’s common stock at a price of 85% of the lower of the fair market value of the stock at the start or end of the six-month subscription period, whichever is less, and allows for a maximum purchase of $25,000 of common stock per year.  In Item 2 of this proxy statement, the Company is requesting approval of an amendment and restatement of the Employee Stock Purchase Plan, as the ESPP expires in July 2008.  Please see pages 16-17 for a discussion of the proposal.

Deferred Compensation Plan

Executive officers are eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan.  The Company believes that deferred compensation plans provide executives with greater flexibility to establish savings and to engage in retirement planning.  Under the deferred compensation plan, executives may elect to defer cash-based salary and bonus compensation by making a written deferral election in the calendar year prior to the year in which the compensation is earned or paid, whichever occurs first.  There are some exceptions to the timing requirements during the first year of eligibility under the plan.  Each executive who elects to defer compensation under the plan has a participant account established with the service provider, currently Fidelity Institutional Retirement Services Company, the administrator of the Company’s defined contribution plan, and such funds are invested through mutual funds or a self-directed brokerage account, as determined by the participant.  The mutual fund investment options are similar to those offered in the Company’s defined contribution plan.  Such deferred compensation remains an asset of the Company, subject to a Rabbi Trust Agreement, until the participant dies, becomes permanently disabled, or otherwise terminates employment with the Company.  The Nonqualified Deferred

Compensation Table on page 44 provides information regarding the accounts of the participating Named Executive Officers under this plan.

Post-Employment Arrangements

The Company provides certain post-employment benefits as part of its overall compensation program and, as described above, believes these benefits are a necessary component of a competitive compensation package.  In 2006, the Company evaluated its retirement benefits and determined it was appropriate to cease benefit accruals under its defined benefit plans, as discussed below, in favor of enhanced Company benefits under the defined contribution plans.  The Company believes this provides employees with more flexibility and encourages retirement savings.

Impact of Retirement on Outstanding Equity Awards

Unless the Compensation Committee provides otherwise, all restrictions upon shares awarded to the senior executives under the Equity Incentive Plan lapse: (1) upon retirement, after attaining age 65 with at least five years of continuous service; or (2) on a pro-rata basis, upon retirement, after attaining age 55 with at least 10 years of continuous service or attaining age 62 with at least five years of continuous service.

As part of the Company’s retirement program, each Stock Option award provides for accelerated vesting of Stock Options, and extended periods to exercise vested Stock Options following retirement.  Stock Options that have been held for at least six months become immediately exercisable upon an executive officer’s retirement, death, or disability.  Such extended exercise periods are one, two, or five years after retirement, depending upon the age of the participant at retirement and the years of continuous service prior to such retirement.

For Restricted Stock/RSU awards, upon the retirement of an executive officer, after attaining age 65 with at least five years of continuous service, all forfeiture restrictions lapse, and upon the retirement of an executive officer after attaining age 55 with at least 10 years of continuous service or attaining age 62 with at least five years of continuous service, restrictions lapse on a pro rata basis calculated based on the applicable portion of the restriction period that arises before the date of such retirement.  The Compensation Committee has the discretion to change these vesting requirements on a case-by-case basis in an early retirement situation.

The Company believes these retirement benefits are a valuable retention tool for its employees, including the Named Executive Officers, because they incent employees to remain with the Company through normal or early retirement, leading to the provision of at least five years of service to the Company.

Impact of a Change in Control on Outstanding Equity Awards

In the event of a merger, consolidation, or other change in control of Harleysville Group or Harleysville Mutual, all outstanding Stock Options become vested and immediately exercisable, and the forfeiture restrictions on Restricted Stock/RSU awards lapse.  This acceleration is “single trigger” in that it occurs when the change of control occurs, and does not require termination of employment to be effected.  This acceleration is set forth in the Equity Incentive Plan and applies to all awards made under such plan.  The definition of a change in control is set forth on pages 47-48 of this proxy statement.  The Company believes this is important to provide assurance that long-term equity awards will not be forfeited upon an event outside the control of the participant.

Pension Plans

The Company maintains a qualified defined benefit plan and related SERP for its executive officers, including the Named Executive Officers.  The Company established the SERP to permit payout to executives of a pension benefit calculated on the full amount of their compensation, which otherwise would have been limited because of the federal limits imposed on the qualified pension plan.  Prior to March 31, 2006, a pension awarded under the Pension Plan was based on the final five-year average of base salary, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which included SMIP, bonus, and LTIP compensation.  As of March 31, 2006, no additional benefits accrue under the pension plan and SERP, although participants will continue to earn vesting credit.  The Pension Benefits Table on page 43 shows the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  For participants who are married at retirement, the normal form of payment would be an actuarially reduced joint and 50 percent survivor annuity.

Harleysville Retirement Savings Plus Plan (Defined Contribution Plan)

All regular full or part-time employees who are scheduled to work 20 or more hours in a given week, excluding any student or intern workers who are scheduled to work for less than four months, are eligible to participate in the Company’s tax-qualified defined contribution plan, which is a long-term investment plan designed primarily to assist employees in saving for retirement.  Participating employees can defer up to 100% of their base salary each year, up to the limits established by federal law, and the Company matches such contributions up to 6% of salary.  The matching contribution by the Company can range from 50% to 125% of the amount deferred by the employee up to 6% of base salary, depending upon the Company’s operating results, and such contributions vest immediately.  The Company also makes a contribution equal to 5% of base salary for all eligible employees, and these Company contributions vest upon the employee attaining three years of service.

The Company also has established the Non-Qualified Excess Contribution and Match Program (the Excess Plan) to provide for company contributions on salary paid that is in excess of the annual limitation imposed by the IRS.  Under this Plan, executives receive a 5% contribution on salary paid in excess of the annual limits for contribution under the Company’s tax-qualified defined contribution plan and an amount equal to the matching contribution made under the deferred compensation on 6% of salary paid in excess of those annual limits.

Change in Control Agreements

The Company has entered into Change in Control Agreements with certain key officers, including the Named Executive Officers.  The details of these agreements are discussed on pages 47-48.  The Company believes these agreements are necessary to attract and retain senior executives who may face potential job loss as a result of consolidation or merger activities.  Such agreements provide executives with a level of financial security that can be beneficial to their retention if the Company becomes involved in a change in control transaction and the executive loses his or her position.

The change in control events, which are described on pages 47-48, have been selected to trigger the benefits if the current control of Harleysville Group or Harleysville Mutual changes, either in respect of stockholders or incumbent directors, or in the event that some other significant change occurs in the relationship between Harleysville Group and Harleysville Mutual.

Please see pages 47-48 for a description of the Company’s Change in Control agreements with the Named Executive Officers.

The Company does not otherwise have employment agreements with its executive officers, as it does not believe that such agreements are necessary to attract or retain key talent.

Tax and Accounting Considerations

The Compensation Committee has considered the implications of executive compensation deductibility under the limits set forth in Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration.  The Compensation Committee views tax deductibility as an important consideration and intends to maintain deductibility where possible but also believes that the Company’s business needs should be the most important factor in compensation design.  Therefore, the Compensation Committee believes it is important to maintain flexibility and has not adopted a policy requiring that specific programs meet the requirements of performance-based compensation under Section 162(m).  In 2007, the annual compensation provided to the CEO exceeded the Section 162(m) deduction in a very minimal amount.  Other than the CEO, the Company did not provide annual compensation to any other Named Executive Officer that exceeded the Section 162(m) deduction.

In addition, the Compensation Committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code.  The Committee, with assistance from management, conducted a review of its compensation plans for Section 409A compliance, and amended such plans accordingly.

SUMMARY COMPENSATION TABLE

This table provides compensation disclosure, for 2007, for the Named Executive Officers, who are (1) the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO); and (2) the Company’s three most highly compensated executive officers, other than the CEO and the CFO, who were serving in such capacity on December 31, 2007.

Name & Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (4)	All Other Compensation ($) (5)	Total ($)
Michael L. Browne	2007	600,000	—	798,223	747,416	424,860	6,300	105,684	2,682,483
President & Chief
Executive Officer	2006	600,000	—	1,046,080	382,415	422,070	27,300	81,352	2,559,217

Arthur E. Chandler	2007	290,000	—	158,098	73,328	143,744	300	34,510	699,980
Senior Vice President &
Chief Financial Officer	2006	290,000	50,000	86,270	57,553	158,025	5,400	29,615	676,863

Thomas E. Clark
Senior Vice President,	2007	245,961	—	164,646	61,271	108,168	—	48,998	629,044
Field Operations (5)

Mark R. Cummins	2007	329,230	—	136,770	51,622	67,179	3,400	39,102	627,303
Executive Vice
President, Chief	2006	329,230	—	223,988	74,307	110,264	7,400	33,420	778,609
Investment Officer &
Treasurer

Akhil Tripathi	2007	285,962	—	162,767	74,728	140,699	1,000	34,030	699,186
Senior Vice President &
Chief Information Officer	2006	275,000	50,000	88,933	68,415	142,633	8,100	27,937	661,018

(1)  The “Bonus” column reflects the retention awards paid to certain Named Executive Officers during 2006.

(2)  The “Stock Awards” and “Option Awards” columns reflect the expense recognized in 2007 for all stock or option awards granted under the Equity Incentive Plan.  These amounts are determined in accordance with Statement of Financial Accounting Standards No. 123(R) (FAS 123R), without regard to any estimate of forfeiture for service vesting.  These amounts also include the FAS 123R expense for the respective payouts (stock and cash components) under the 2005-2007 LTIP award.  Please see pages 29-30 for the amounts paid out to the Named Executive Officers under the LTIP.  Assumptions used in the calculation of these amounts for 2006 and 2007 are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 7, 2008.

(3)  The “Non-Equity Incentive Plan Compensation” column reflects the annual cash bonuses earned under the SMIP.  The bonuses listed were earned for the fiscal year reported, but were paid in the subsequent year.  The 2006 information has been reclassified from the “Bonus” column to this “Non-Equity Incentive Plan Compensation” column.

(4)  This column represents the change in values under the Pension Plan and SERP.  The change in benefit values from January 1, 2007 to December 31, 2007, from an actuarial perspective, for each Named Executive Officer under the Pension Plan and SERP, respectively, are: $2,100 and $4,200 for Mr. Browne; $200 and $100 for Mr. Chandler; $-400 and $0 for Mr. Clark; $2,100 and $1,300 for Mr. Cummins; and $800 and $200 for Mr. Tripathi.  As stated in the discussion regarding the Pension Benefits Table below on page 43, no pre-retirement decrement assumptions have been reflected in the present values of retirement benefits as of December 31, 2007, although preretirement mortality was reflected in the January 1, 2007 present values.  Thus, the “Change in Present Value” shown in the Summary Compensation Table reflects this adjustment to the calculations.  Assumptions used in the calculation of these amounts for 2006 and 2007 are included in footnote 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2008.

(5)  For the fiscal year ended December 31, 2007, the aggregate amount in “All Other Compensation” consists of the following compensation:

Named Executive Officer	Retirement Savings Plus Plan Contributions (Defined Contribution Plan) ($)	Non-Qualified Excess Contribution and Match Program Contributions ($)	Other ($)
Michael L. Browne	45,487	25,875	34,322
Arthur E. Chandler	29,965	4,545	—
Thomas E. Clark	27,737	1,532	19,729
Mark R. Cummins	31,910	7,192	—
Akhil Tripathi	29,728	4,302	—

The “Retirement Savings Plus Plan Contributions (Defined Contribution Plan)” column includes a Company contribution of 5% of base salary, as well as a Company guaranteed match of 50% and a Company performance match of 65%.  The matching contributions are made on base salary deferred by the executives, up to 6% of base salary, and all contributions are subject to the annual limitations on compensation imposed by the IRS for qualified plans (IRS compensation limits).  The Company guaranteed match was paid and earned in 2007, while the Company performance match was paid in 2008 but earned in 2007.

The “Non-Qualified Excess Contribution and Match Program Contributions” column consists of a matching contribution equal to the sum of the guaranteed match and performance match on 6% of base salary in excess of IRS compensation limitations.

For Mr. Browne, the “Other” compensation in the table above represents: (1) a $25,000 contribution made by the Company on Mr. Browne’s behalf to a Corporate-Owned Life Insurance (COLI) account; and (2) $9,322 in expenses associated with a business trip and a work-related event that did not meet the tax-exempt qualifications under the Internal Revenue Code, including spousal expenses.  Please see page 51 for a description of the Company’s COLI Plan.

For Mr. Clark, the “Other” compensation in the above table represents: (1) $3,503 in imputed income for personal use of a Company car; and (2) $16,226 in expenses associated with a business trip and a work-related event that did not meet the tax-exempt qualifications under the Internal Revenue Code, including spousal expenses.

(6) Mr. Clark was not a Named Executive Officer in the prior year’s proxy statement.  Therefore, the Summary Compensation Table sets forth the required disclosures with respect to Mr. Clark’s compensation in 2007 only.

2007 GRANT OF PLAN-BASED AWARDS TABLE

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Michael L. Browne	2/21/07	0	300,000	600,000				17,440	81,820	34.76	1,508,689
Arthur E. Chandler	2/21/07	0	101,500	203,000				6,520	10,290	34.76	340,134
Thomas E. Clark	2/21/07	0	87,500	175,000				6,140	8,520	34.76	307,402
Mark R. Cummins	2/21/07	0	82,308	164,616				1,340	6,290	34.76	115,957
Akhil Tripathi	2/21/07	0	101,500	203,000				6,690	11,080	34.76	354,756

(1)  The amounts in this column represent the potential payouts under the 2007 SMIP awards.  Please see the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for the actual 2007 SMIP payouts to the Named Executive Officers.

(2)  The “All Other Stock Awards” column includes the following awards:

(a)                                  a Restricted Stock Unit award for Mr. Browne and Restricted Stock awards for Messrs. Chandler, Clark, Cummins, and Tripathi as part of their annual equity compensation granted under the Equity Incentive Plan.  Forfeiture restrictions will lapse and awards will vest on the fifth anniversary of the date of grant if the Named Executive Officer remains continuously employed on the vesting date.  Additionally, Mr. Browne’s award contains a performance-based forfeiture restriction;

(b)                                 a Restricted Stock award for 4,320 shares granted to Messrs. Chandler, Clark,  and Tripathi under the Equity Incentive Plan as a retention award.  The forfeiture restrictions will lapse and the awards will vest on the third anniversary from the date of grant if the Named Executive Officer remains continuously employed on the vesting date.

(3)  The “All Other Option Awards” column represents Non-Qualified Stock Options granted under the Equity Incentive Plan.  The options will vest and become exercisable in three equal installments: one-third on the first anniversary, two-thirds on the second anniversary, and three-thirds on the third anniversary of the date of grant.  In the event of a change in control, any unvested Stock Options will vest.

(4)  The “Grant Date Fair Value” for the option awards was determined by using the Black-Scholes option pricing model.  The dividend yield assumption was 2.19%; the expected volatility assumption was 32.64%; the risk-free interest rate assumption was 4.65%; and the expected life assumption was six years.  These numbers are calculated based on the requirements promulgated by the SEC and do not reflect Harleysville Group’s estimate of future stock price growth.  Use of this model should not be viewed in any way as a forecast of the future performance of Harleysville Group’s common stock, which will be determined by future events and unknown factors.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized Upon Vesting ($) (1)
Michael L. Browne	—	—	71,106	2,471,655
Arthur E. Chandler	—	—	—	—
Thomas E. Clark	—	—	—	—
Mark R. Cummins	14,038	133,782	7,852	272,925
Akhil Tripathi	—	—	—	—

(1) The numbers in these columns represent the stock component of the 2004-2006 LTIP awards that were paid to Messrs. Browne and Cummins in 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Michael L. Browne	2,500	—		16.3125	5/17/2010
	2,500	—		26.3600	5/23/2011
	2,500	—		27.2000	5/22/2012
	2,500	—		23.2090	5/20/2013
	37,648	—		19.2000	2/25/2014
	45,000	—		21.2500	2/23/2015
	31,283	62,567		29.3900	4/26/2016
	—	81,820		34.7600	2/21/2017
						43,716	1,546,672
Arthur E. Chandler	12,205	—		20.0000	4/5/2015
	3,293	6,587		29.3900	4/26/2016
	—	10,290		34.7600	2/21/2017
						13,690	484,352
Thomas E. Clark	5,812	—		26.3600	5/23/2011
	6,500	—		27.2000	5/22/2012
	7,000	—		23.2090	5/20/2013
	11,000	—		19.2000	2/25/2014
	10,700	—		21.2500	2/23/2015
	2,970	5,940		29.3900	4/26/2016
	—	8,520		34.7600	2/21/2017
						14,868	526,030
Mark R. Cummins	14,038	—		19.6250	5/26/2009
	14,038	—		16.3125	5/17/2010
	16,148	—		26.3600	5/23/2011
	17,148	—		27.2000	5/22/2012
	8,074	—		23.2090	5/20/2013
	16,148	—		19.2000	2/25/2014
	16,200	—		21.2500	2/23/2015
	2,403	4,807		29.3900	4/26/2016
	—	6,290		34.7600	2/21/2017
						2,930	103,663
Akhil Tripathi	12,205	—		23.3900	1/10/2015
	3,727	7,453		29.3900	4/26/2016
	—	11,080		34.7600	2/21/2017
						13,425	474,976

(1)  The unvested Non-Qualified Stock Options held by the Named Executive Officers will vest as follows:

Named Executive Officer	Vest 4/26/08	Vest 4/26/09	Vested 2/21/08	Vest 2/21/09	Vest 2/21/10
Michael L. Browne	31,283	31,284	27,273	27,273	27,274
Arthur E. Chandler	3,293	3,294	3,430	3,430	3,430
Thomas E. Clark	2,970	2,970	2,840	2,840	2,840
Mark R. Cummins	2,403	2,404	2,096	2,097	2,097
Akhil Tripathi	3,727	3,727	3,693	3,693	3,694

(2)  The vesting schedule for the Restricted Stock and Restricted Stock Unit awards held by the Named Executive Officers is as follows:

Named Executive Officer	Number of Shares	Award Type	Date of Vesting
Michael L. Browne	20,630	RS	April 26, 2011
	17,440	RSU	February 21, 2012
	5,646	RS	April, 2019
Arthur E. Chandler	5,000	RS	April 5, 2008
	4,320	RS	February, 21, 2010
	2,170	RS	April 26, 2011
	2,200	RS	February 21, 2012
Thomas E. Clark	6,768	RS	January 14, 2008
	4,320	RS	February, 21, 2010
	1,960	RS	April 26, 2011
	1,820	RS	February 21, 2012
Mark R. Cummins	1,590	RS	April 26, 2011
	1,340	RS	February 21, 2012
Akhil Tripathi	4,275	RS	January 11, 2008
	4,320	RS	February 21, 2010
	2,460	RS	April 26, 2011
	2,370	RS	February 21, 2012

(3)  The “Market Value” is based on a closing market price of $35.38 on December 31, 2007.

PENSION BENEFITS TABLE

Named Executive Officer	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Michael L. Browne	Pension Plan	2.25	66,400	—
	SERP	2.25	133,100	—
Arthur E. Chandler	Pension Plan	1.25	19,100	—
	SERP	1.25	8,100	—
Thomas E. Clark	Pension Plan	5.67	55,700	—
	SERP	5.67	2,300	—
Mark R. Cummins	Pension Plan	14.25	212,500	—
	SERP	14.25	131,500	—
Akhil Tripathi	Pension Plan	1.25	28,800	—
	SERP	1.25	9,900	—

The Company maintains a qualified pension plan and related SERP for its executives, including the Named Executive Officers.  No additional benefits accrue under the pension plan or SERP after March 31, 2006, but participants will continue to earn vesting credit.  Benefits accrued under the plans as of March 31, 2006 will be paid in accordance with the terms of the Pension Plan and SERP.  Prior to March 31, 2006, a pension awarded under the Pension Plan was based on the final five-year average of base salary as defined in the Plan, while an award under the SERP was based on the highest five-year average of credited salary plus average annual incentive compensation, which included SMIP, bonus, and LTIP compensation.

The foregoing table shows the final benefit that was accrued as of March 31, 2006 for the Named Executive Officers, which is payable at age 65 in the form of a single life annuity.  The present values have been determined assuming benefits commence as of each individual’s earliest retirement age at which they are entitled to unreduced benefits.  For the pension plans, this is the individual’s normal retirement date, the later of age 65 and the fifth anniversary of participation in the pension plan.  Additionally, the present values have been determined using the same actuarial assumptions that have been used for financial disclosure requirements for the pension plans.  Specifically, this includes a post-retirement mortality assumption of the RP2000 Mortality Tables projected to 2005 for healthy males and females and discount rates of 6.55% as of December 31, 2007 and 5.95% as of January 1, 2007.  No pre-retirement decrement assumptions have been reflected in the present values of retirement benefits as of December 31, 2007, although preretirement mortality was reflected in the January 1, 2007 present values.

Messrs. Browne, Chandler, and Tripathi are not vested in their benefits under the Pension Plan, but all were participants as of March 31, 2006; each will vest in such benefit upon attaining five years of vesting service.  Messrs. Clark and Cummins are fully vested in the qualified pension plan.  Currently, there is no Named Executive Officer entitled to a benefit under the SERP.  The Named Executive Officers will be entitled to receive benefits under the SERP if they continue to be employed until attaining age 55 and five years of service, and then will receive the benefits accrued as of March 31, 2006, as described above.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Named Executive Officer	Executive Contributions in 2007 ($)	Company Contributions in 2007 ($) (1)	Aggregate Earnings in 2007 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate balance at December 31, 2007 ($)
Michael L. Browne	—	48,172	15,356	—	203,619
Arthur E. Chandler	—	4,209	418	—	9,910
Thomas E. Clark	—	1,170	1,408	—	14,638
Mark R. Cummins	—	6,560	15,056	—	191,874
Akhil Tripathi	—	3,633	664	—	11,856

(1)  The “Company Contributions” column consists of Company contributions under the Non-Qualified Excess Contribution and Match Program (the Excess Plan).  The contributions include a guaranteed match that was paid and earned in 2007 and a performance match that was paid in 2007 but earned for 2006.  The contributions pay at the same rate as paid under the Company’s Retirement Savings Plus Plan (Defined Contribution Plan).  Please see page 34 for a description of the Excess Plan.  For Mr. Browne, this column also includes the Company’s contribution of $25,000 made on his behalf under the 2004-2007 COLI Plan.  Please see page 51 for a description of the Company’s COLI Plan.

(2)  The “Aggregate Earnings” column reflects the investment income earned in the Participant’s deferred compensation account including the change in market value in the account in 2007.  For Mr. Browne, this amount includes the aggregate earnings in 2007 in the Company’s COLI account on his behalf during his tenure as CEO ($8,070) and the aggregate earnings in 2007 in his employee deferred compensation account ($7,286).  The 2004-2007 COLI Plan paid interest at 8%, which was established at the time the Plan was initiated.

(3)  For Mr. Browne, the “Aggregate Balance” column includes the balance in his employee’s COLI account ($111,346) and the balance in his account under the Non-Qualified Deferred Compensation Plan ($92,273).

Post-Employment Arrangements

As discussed in the Compensation Discussion and Analysis, the Company does not enter into employment agreements with its Named Executive Officers.  Therefore, there are no established severance payments in the event of voluntary termination of employment by the executive or termination without cause by the Company.

The Company has entered into change in control agreements with its executive officers, and provides for acceleration of equity awards under its equity incentive plans for all employees with equity-based awards in the event of a change in control.  If any of the following events occur, the Named Executive Officers would be entitled to receive certain compensation or benefits: (1) the Named Executive Officer’s employment terminates and he or she meets the requirements of Early or Normal Retirement; (2) there is a change in control of the Company (“single trigger”); or (3) the Named Executive Officer’s employment is terminated by the Company without “cause” or by the Named Executive Officer for “good reason” within a designated time period following a change in control (“double trigger”).  The single trigger event does not require termination of employment to become effective, but is included in this disclosure because of the impact on the equity holdings of the Named Executive Officers.  The table below sets forth the compensation or benefits that the Named Executive Officers would have received as a result of the occurrence of one of these events, assuming that such event had occurred on December 31, 2007.

In addition to the payments listed in the table, each of the Named Executive Officers who participates in the Company’s Non-Qualified Deferred Compensation Plan would be entitled to receive a payout of his outstanding account balance, in accordance with the plan and the election made by the participant.  Please see the Nonqualified Deferred Compensation Table on page 44 of this proxy statement for the account balances at December 31, 2007.

POST-EMPLOYMENT BENEFITS

Name	Benefit	Early Retirement (1)	Normal Retirement (1)	Change In Control (Single Trigger) (2)	Change In Control Agreement (Double Trigger) (3)
Michael L. Browne	Severance	—	—	—	2,631,200
	Stock Awards	—	—	1,346,917	—
	Options	—	—	425,505	—
	Benefit Continuation	—	—	—	75,213
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	1,772,422	2,706,413
Arthur E. Chandler	Severance	—	—	—	754,000
	Stock Awards	—	—	484,352	—
	Options	—	—	45,836	—
	Benefit Continuation	—	—	—	32,140
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	530,188	786,140
Thomas E. Clark	Severance	—	—	—	644,500
	Stock Awards	—	—	526,030	—
	Options	—	—	40,863	—
	Benefit Continuation	—	—	—	33,311
	Excise Taxes	—	—	—	—
	Pension	61,600	55,700	—	—
	SERP	—	—	—	—
	Total	61,600	55,700	566,893	677,811
Mark R. Cummins	Severance	—	—	—	845,024
	Stock Awards	—	—	103,663	—
	Options	—	—	32,694	—
	Benefit Continuation	—	—	—	35,621
	Excise Taxes	—	—	—	—
	Pension	234,900	212,500	—	—
	SERP	—	—	—	—
	Total	234,900	212,500	136,357	880,645
Akhil Tripathi	Severance	—	—	—	750,500
	Stock Awards	—	—	474,977	—
	Options	—	—	51,513	—
	Benefit Continuation	—	—	—	36,686
	Excise Taxes	—	—	—	—
	Pension	—	—	—	—
	SERP	—	—	—	—
	Total	—	—	526,490	787,186

(1)  None of the Named Executive Officers were eligible at December 31, 2007 for either Early Retirement or Normal Retirement.  Under the Pension Plan, the Named Executive Officers are eligible for Early Retirement at 55 years of age with five years of vesting service.  A participant is assumed to accrue an additional year of vesting service (1,000 hours) after 26 weeks of service from his or her anniversary date.  The Named Executive Officers will be eligible for Early Retirement under the Pension Plan as follows: Michael L. Browne — August 2008; Arthur E. Chandler — October 2011; Thomas E. Clark — February 2016; Mark R. Cummins — October 2011; and Akhil Tripathi — July 2009.

The numbers reflected in the “Early Retirement” and “Normal Retirement” columns include pension benefits that would be payable to Messrs. Clark and Cummins, as they are vested in the Pension Plan.  Such payments would not be made until the officer reached the applicable retirement age trigger.  Please see the Pension Benefits Table and accompanying notes on page 43 for a discussion of the present value of the accumulated benefits under the Pension Plan and SERP for the Named Executive Officers.

Under the Equity Incentive Plan, the Named Executive Officers are eligible for Early Retirement at 55 years of age with 10 years of continuous service or at 62 years of age with five years of continuous service.  The Named Executive Officers will be eligible for Early Retirement under the Equity Incentive Plan as follows: Michael L. Browne — February 2009; Arthur E. Chandler — April 2015; Thomas E. Clark — February 2016; Mark R. Cummins — October 2011; and Akhil Tripathi — August 2012.  If any of the Named Executive Officers had met the definition of Normal Retirement at December 31, 2007, their amounts attributable to stock and option awards would have been equal to the numbers listed in the “Change in Control (Single Trigger)” column, and they would have had an extended period in which to exercise Stock Options upon retirement.  Please see page 33 for a discussion on the exercise period for stock options.

(2)  The “Change in Control (Single Trigger)” column quantifies the value to the Named Executive Officers of the acceleration of outstanding unvested equity awards under the Equity Incentive Plan.  Under the Equity Incentive Plan, all then outstanding but unvested Stock Option, Restricted Stock, and RSU awards will vest, and all forfeiture restrictions will lapse.  If a change in control of the Company or Harleysville Mutual occurs, the outstanding equity awards then held by the Named Executive Officers are impacted, regardless of whether their employment is terminated in connection with that change in control.

(3)  The “Change in Control Agreement (Double Trigger)” column represents the payments or benefits each Named Executive Officer would receive upon a qualifying termination event, under his Change in Control Agreement, in addition to those payments listed under the “Change in Control (Single Trigger)” column.  The Company has entered into agreements with each Named Executive Officer that provides for compensation to be paid if both a “change in control” of Harleysville Group or Harleysville Mutual occurs and the Named Executive Officer’s employment is subsequently terminated (either by the Company without “cause” or by the Named Executive Officer for “good reason”).  The agreements define “cause” as a failure by the Named Executive Officer to perform his duties or willful conduct that injures the Company, and define “good reason” as a substantial change in the status of the Named Executive Officer’s role with Harleysville Group, including a diminution of responsibilities, reduction in pay, failure to continue comparable incentive plans, or a change of place of employment.  In order for the termination to trigger the payment obligations, such termination must occur within three years after a change in control for Mr. Browne or within two years after a change in control for the other Named Executive Officers.

A “change in control” will occur under these agreements: (a) subject to several exceptions, upon the acquisition of beneficial ownership of more than 20% of the voting securities of the Company by any person other than Harleysville Mutual at any time when

Harleysville Mutual does not own at least a majority of the Company’s voting securities; (b) if, during any rolling 24-month period, persons who were directors of the Company or Harleysville Mutual, as the case may be, cease to constitute a majority of the directors of such company (including, for such purpose as members of such board at the beginning of such period persons whose nomination or appointment to such board was approved by a vote of at least two-thirds of the incumbent directors); (c) a merger to which the Company is a party unless (i) the Company’s stockholders prior to the merger own more than 50% of the survivor of the merger in substantially the same proportion as they held voting securities of the Company prior to the merger, (ii) no person acquires more than 50% of the voting securities of the survivor in the merger, except to the extent such person owned such a percentage of the Company prior to the merger, and (iii) at least a majority of the members of the board of the survivor were members of the board of the Company that approved the transaction (for purposes of the foregoing, a new parent company of the Company is included in the term “survivor”); (d) Harleysville Mutual affiliates with a third party and persons who were members of the board of the Company prior to such affiliation cease to constitute at least two-thirds of the members of the board of the Company following such affiliation; (e) the stockholders of the Company and all necessary regulatory authorities approve the liquidation of the Company; (f) a person acquires control reportable under the SEC’s tender offer rules; or (g) the Company or Harleysville Mutual enters into a management agreement with a third party who obtains through such agreement the power to direct the management and policies of the Company or Harleysville Mutual (but only if, at such time, Harleysville Mutual owns at least 20% of the voting power of the Company).

If both such “double trigger” events occur, the severance compensation to be paid to Mr. Browne, as CEO, is 2.99 times, and the compensation to be paid to the other Named Executive Officers is two times, the sum of annual base salary and the average annual incentive target awards over the past three years.  The Change in Control Agreements also contain a full “gross up” benefit, entitling the Named Executive Officers to receive funds to pay any resulting excise tax payable as a result of the compensation if such excise tax is incurred under the applicable Internal Revenue Code sections (Section 4999 and 280G), and payment of any legal fees incurred as a result of the termination.  In addition, the Named Executive Officers will continue to be eligible to participate in health and welfare benefit plans comparable to those received prior to the change in control, for up to three years for Mr. Browne and for two years for the other Named Executive Officers.  Such payments would be made in a lump sum within 30 days after the date of termination, with the exception of “Benefits Continuation.”  In accordance with the Change in Control Agreements, the Company will pay to continue benefits for 36 months for Mr. Browne and for 24 months for the other Named Executive Officers.  The amount indicated for “Benefits Continuation” represents the value of such payments.  The amount does not include any conversion cost that may be incurred as a result of the termination of the Named Executive Officer’s employment with respect to the life insurance policies.

Change in Control Agreements

The Company revised the Change In Control Agreements with its executive officers, effective January 1, 2008, primarily to reflect changes associated with Section 409A under the Internal Revenue Code.  The principal terms of these agreements are described in the footnotes to the above Post-Employment Benefits Table.  The amounts listed in the above table are based on the revised agreements. The prior agreements provided that if the outstanding Stock Option awards made to the Named Executive Officer were not legally capable of being exercised at the time of termination under the Change in Control Agreement, then the Company would pay, in cash, an amount equal to the difference between the exercise price of each Stock Option and the highest stock price of the Company’s common stock in the twelve-month period prior to the change in control event.  The Company eliminated this provision in its revised agreements, and the current agreements do not provide any additional benefits with respect to the equity awards other than what would be provided in a change in control without the occurrence a termination event.  Please see the “Change in Control” column and accompanying note (2) for a discussion of the impact that a change in control has on equity awards generally.  The current Change in Control Agreements expire on December 31, 2008, and are automatically renewed for an additional year unless the Company gives notice of non-renewal not later than twelve months prior to the expiration date or any scheduled renewal.

DIRECTOR COMPENSATION

Name (1)	Fees Earned or Paid in Cash ($) (3)	Stock Awards ($) (4)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barbara A. Austell (2)	23,788	38,563	—	—	—	—	62,351
Lowell R. Beck (2)	5,500	—	—	—	—	—	5,500
W. Thacher Brown	55,500	50,504	—	—	—	—	106,004
G. Lawrence Buhl	48,500	50,504	—	—	—	—	99,004
Mirian M. Graddick-Weir	52,500	50,504	—	—	—	—	103,004
William Gray (2)	23,788	38,563	—	—	—	—	62,351
Frank E. Reed (2)	4,500	2,338	—	—	—	—	6.838
Jerry S. Rosenbloom	49,500	50,504	—	—	—	—	100,004
William W. Scranton, III	161,500	50,504	—	—	—	—	212,004
William E. Storts	53,500	50,504	—	—	—	—	104,004

(1)  Please see the Summary Compensation Table and the tables that follow it beginning on page 36 of this proxy statement for disclosure regarding the compensation paid to Michael Browne as CEO of the Company.  Mr. Browne does not receive any additional compensation for service on the Board of Directors.

(2)  Ms. Austell and Mr. Gray joined the Board on August 1, 2007, and their Committee assignments were effective as of November 1, 2007.  Additionally, as stated on page 8, Messrs. Beck and Reed retired from the Board at the Annual Meeting in April 2007.

(3)  The “Fees Earned or Paid in Cash” column represents Board and Committee fees.  The following chart shows the schedule of non-employee directors’ cash fees paid in 2007.  The Board approved the same fees for 2008:

Type of Compensation	Amount ($)
Annual Retainer	25,000
Additional Monthly Retainer for Non-Employee Chairman	8,333
Board Attendance Fee per Meeting	1,500
Committee Attendance Fee per Meeting	1,000
Annual Retainer for Committee Chair	6,000/9,000

The chair of the Audit Committee and the chair of the Compensation and Personnel Development Committee receive an annual retainer of $9,000; the chairs of the other

Committees receive an annual retainer of $6,000.  Directors are reimbursed for out-of-pocket expenses.  A non-employee director who serves on both the Harleysville Group and Harleysville Mutual boards receives only one retainer and, if the boards or the same Committees of Harleysville Group and Harleysville Mutual meet on the same day, the non-employee director receives only one attendance fee.  In either situation, the retainer or attendance fee is allocated equally to Harleysville Group and Harleysville Mutual.

Board members may defer receipt of some or all of their Board and committee fees under the Directors’ Standard Deferred Compensation Plan or, in prior years, the directors’ COLI Plan. The directors’ COLI Plan was offered every four years to each director a few months before the beginning of the first year of the plan.  In order to defer compensation pursuant to the COLI Plan, the director was required to commit to a four-year deferral of an identified portion of his or her fees and was required to consent to having his or her life insured with the Company, with the Company being the owner and beneficiary of the policy.  Upon retirement from the Board, the participants were entitled to receive the deferred fees plus the interest earned.  The Company established the COLI plans in 1988, and the last plan period began in 2004.  Michael L. Browne had been a participant in these plans since 1988, when he was a director, and continued in the 2004-2007 COLI Plan when he became CEO in February 2004; W. Thacher Brown had participated in the COLI Plan since 1996; and William E. Storts participated in the 2004-2007 COLI Plan.  The Company elected not to initiate a new four-year plan in December 2007, and therefore, directors are currently not able to defer their compensation under the COLI Plan.

Mr. Brown deferred $55,500 from his 2007 fees; Ms. Graddick-Weir deferred $52,500 from her 2007 fees; and Mr. Storts deferred $25,000 from his 2007 fees.  The balances in the deferred compensation accounts, as of December 31, 2007, of the non-employee directors who have elected to defer fees under either the Standard Deferred Compensation Plan or the COLI Plans were:  Mr. Beck - $106,907; Mr. Brown - $526,366; Ms. Graddick-Weir - $240,713; Mr. Reed - $448,216; Mr. Rosenbloom - $98,134; and Mr. Storts - $119,415.  Mr. Browne has a legacy director COLI account with a balance of $897,089, as of December 31, 2007.

(4)  In April 2007, each non-employee director received a grant of Deferred Stock Units equal to a value of $50,000 on the date of grant under the Amended and Restated Directors’ Equity Compensation Plan.  A Deferred Stock Unit is the right to receive, without payment to the Company, one share of common stock of the Company.  Upon termination of service, a non-employee director will receive shares of common stock equal to the Deferred Stock Units in his or her account.  The Deferred Stock Units have a dividend equivalent feature, which provides for payment of cash dividends when and if cash dividends are paid on the outstanding common stock.

For all directors, other than Messrs. Beck and Reed, the amount in the “Stock Awards” column represents the FAS 123R value expensed in 2007 for their Deferred Stock Unit awards granted under the Amended and Restated Directors’ Equity Compensation Plan.  Messrs. Beck and Reed were not eligible for the Deferred Stock Unit award because they retired at the Annual Meeting.  For Mr. Reed, the amount in the “Stock Awards” column represents the FAS 123R expense in 2007 for the shares awarded in 1996 under the Directors’ Equity Award Program.

COMPENSATION AND PERSONNEL DEVELOPMENT COMMITTEE REPORT

The Compensation and Personnel Development Committee has reviewed and discussed the Compensation Discussion and Analysis, as set forth on pages 25-35 of this proxy statement, with management of the Company.  Based on such review and discussions, the Compensation and Personnel Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and included in this proxy statement.

Submitted by the Compensation and Personnel Development Committee:

Mirian M. Graddick-Weir, Chair

W. Thacher Brown

Jerry S. Rosenbloom

William W. Scranton III

RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

The Company reviews, in advance of entering into any transaction or business relationship with a director, director nominee, executive officer, or Harleysville Mutual, the parameters of such transaction, and whether such transaction or business relationship could cause a potential conflict of interest between the Company and such other participant, or could lead to an arrangement that would not be commercially reasonable for the Company.  This review is performed first by management and then, to the extent a potential issue is identified, by the Board of Directors of the Company.  In making this assessment, management and the Board are guided by the requirements of Item 404(a) of Regulation S-K under the SEC rules, relating to related party transactions, and other SEC guidance on related party transactions, the guidance of the NASDAQ corporate governance rules, including director independence requirements, and the Company’s Conflict of Interest, Code of Ethics and Corporate Governance policies.  Because of the frequent transactions and business relationships between the Company and Harleysville Mutual, the Board has established a separate Committee, the Coordinating Committee, to review all material transactions between the Company and Harleysville Mutual.  The Coordinating Committee is comprised of individuals who are solely on the Board of the Company or solely on the Board of Harleysville Mutual, plus a non-voting Chair who is a director of both companies.  Transactions are not approved unless at least two directors from each company have approved the transaction.

The Company’s related party transaction procedures are not separately recorded in a policy, but are incorporated into the corporate governance policies described above.

Transactions with Harleysville Mutual

Harleysville Group was formed by Harleysville Mutual in 1979.  It was a wholly owned subsidiary of Harleysville Mutual until May 1986, when Harleysville Mutual sold shares of Harleysville Group’s common stock in a public offering.  Harleysville Mutual’s ownership of Harleysville Group’s outstanding common stock was reduced from 100% to approximately 70% at that time.  As of December 31, 2007, Harleysville Mutual’s ownership was approximately 53%.  Harleysville Group’s operations are interrelated with the operations of Harleysville Mutual. Harleysville Group believes that its various transactions with Harleysville Mutual, of which the material ones are summarized below, have been fair to Harleysville Group (as well as to Harleysville Mutual) and at least as favorable to Harleysville Group as those terms that could have been negotiated with an independent third party.

Under a second amendment to a lease, effective January 1, 2005, Harleysville Mutual rents the home office property from a partnership owned by Harleysville Group for a five-year term at a base rent of $3,959,789 per year.  Harleysville Mutual also may pay additional rent, based on a formula, for any additions, improvements, or renovations.  There was an additional rental payment of $125,533 made in 2007.  Harleysville Mutual also is responsible for all operating expenses including maintenance and repairs.  The base rent and formula for additional charges are based upon an appraisal obtained from an independent real estate appraiser.  Harleysville Mutual and Harleysville Group and their respective affiliates share these facilities, and the expenses of the facilities, including equipment and office supplies, are allocated according to an intercompany allocation agreement.

Pursuant to related agreements, Harleysville Group provides certain management services to Harleysville Mutual and Mutual’s wholly owned subsidiary insurers for a fee based upon an applicable percentage of direct written premium for each insurer.  Harleysville Group received a total fee of $6,302,503 in 2007 for its services under these agreements.

Pursuant to a Compensation Allocation Agreement, Harleysville Group serves as the paymaster for the Harleysville companies, with each company being charged for its proportionate share of salary and employee benefits expense.  This allocation is initially made as between the property/casualty insurer affiliates and the non-property/casualty insurer affiliates on the basis of time allocation.  The collective amount allocated to all of the property/casualty insurer affiliates on the basis of time allocation is then reallocated among each property/casualty insurer affiliate on the basis of the following: premium volume, loss volume, investments, and such special studies acceptable to statutory accounting principals as may be mutually agreed upon by such insurers from time to time.  These allocations are made prior to the application of the inter-company pooling agreement referenced below.  Additionally, pursuant to a Management Services Agreement, Harleysville Group, through a wholly owned partnership, provides administrative services to Harleysville Mutual in connection with Mutual’s participation as a Write Your Own carrier in the National Flood Insurance Plan.

Harleysville Group borrowed approximately $18.5 million from Harleysville Mutual in 1991 in connection with the acquisition of Mid-America Insurance Company and Harleysville Insurance Company of New York pursuant to a demand loan with a stated maturity of March 1998.  In February 1998, the maturity was extended to March 2005 and the interest rate became LIBOR plus .65 percent, which was a commercially reasonable market rate in 1998.  In February 2005, the maturity was extended to March 2012 and the interest rate was decreased to LIBOR plus ..45 percent, which was a commercially reasonable rate in 2005.

Harleysville Group’s property/casualty insurance subsidiaries participate in an underwriting pool with Harleysville Mutual, whereby such subsidiaries cede to Harleysville Mutual all of their insurance business and assume from Harleysville Mutual an amount equal to their participation in the pooling agreement.  All losses and loss settlement and other underwriting expenses are prorated among the parties on the basis of participation in the pooling agreement.  The agreement pertains to all insurance business written or earned on or after January 1, 1986.  Harleysville Group is not liable for any losses incurred by Harleysville Mutual, Harleysville Preferred Insurance Company, or Harleysville Insurance Company of New Jersey, occurring prior to January 1, 1986.  In November 2007, Harleysville Group and Harleysville Mutual approved an amendment to the pooling agreement to increase Harleysville Group’s participation from 72% to 80%.  The amendment was approved by the Coordinating Committee and by the respective Boards of Harleysville Group and Harleysville Mutual.  Harleysville Mutual then submitted applications for and received the approvals of various insurance regulatory authorities.  The pooling agreement amendment became effective on January 1, 2008.  The pooling agreement may be amended or terminated by agreement of the parties.  Further information describing the pooling arrangement is contained in Harleysville Group’s 2007 Annual Report to Stockholders.

In June 2007, the Company’s Board of Directors authorized a stock repurchase program under which up to 1.6 million shares of common stock could be repurchased through open market purchases.  Under the program, the Company was authorized to repurchase shares from Harleysville Mutual and from the public float in amounts that were proportional to their respective ownership of Company common stock.  This stock repurchase program was completed on July 18, 2007.  On August 1, 2007, the Company’s Board of Directors authorized a stock repurchase program for an additional 1.6 million shares over a two-year period, with similar terms as described above.  As a result, as of December 31, 2007, the Company had repurchased an aggregate of 1,025,779 shares from Harleysville Mutual, with Harleysville Mutual’s percentage ownership of the Company remaining at approximately 53%.

Appendix  “A”

HARLEYSVILLE GROUP INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

Approved by the Board of Directors February 21, 2008

Approved by Stockholders April         , 2008

I.              PURPOSE

                The Harleysville Group Inc. Amended and Restated Employee Stock Purchase Plan (this “Plan”) is established by the Harleysville Group Inc. (the “Company”) for the benefit of the eligible employees of the Company, its parent and their respective subsidiaries.  The purpose of the Plan is to provide each eligible employee with an opportunity to acquire or increase a proprietary interest in the Company.  The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  As used herein, the terms “parent” and “subsidiary” shall have the same meaning as in Section 425 of the Code.

II.            DEFINITIONS

1.	“Company” means Harleysville Group Inc., a Delaware corporation, and any successor in a reorganization or similar transaction.

2.

“Base Pay” means the regular compensation paid to a Participant with respect to the Enrollment Period. Base Pay shall not include overtime, bonuses, or other items which are not considered to be regular earnings by the Company.

3.	“Board” means the Board of Directors of the Company.

4.	“Code” means the Internal Revenue Code of 1986, as amended.

5.	“Committee” means the Committee of at least three officers appointed by the Board.

6.	“Common Stock” means the common stock of the Company, par value of $1.00 per share, and may be either stock previously authorized but unissued, or stock reacquired by the Company.

7.

“Disability” means the inability of a Participant to perform the services normally rendered due to any physical or mental impairment that can be expected to be of either permanent or indefinite duration, as determined by the Company on the basis of appropriate medical evidence, and that results in the Participant’s cessation of active employment with the Company.

8.	“Enrollment Period” means the January 1-14 or July 1-14 immediately preceding a subscription period.

9.

“Fair Market Value” means the closing sale price of a share of Common Stock on a given date (as described in this Plan) on the principal securities exchange on which the Company’s Common Stock is listed or traded.

10.	“Participant” means an eligible employee of the Company, its parent or any of their respective subsidiaries who files an enrollment card.

11.	“Plan” means this Amended and Restated Employee Stock Purchase Plan.

12.

“Retirement” means cessation of a Participant’s employment in accordance with the then-current retirement eligibility standards of the Company, its parent or the relevant subsidiary, which may include early retirement or normal retirement.

13.	“Subscription Period” means the period from January 15 through July 14 or from July 15 through January 14.

14.	“Subscription Price” has the meaning set forth in Article VI.

15.	“Termination of Employment” means a cessation of the Participant’s employment with the Company, its parent or any affiliates for any reason other than Retirement, death or disability.

III.           PLAN ADMINISTRATION

A.	ADMINISTRATION: The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have full and exclusive authority:

(i)	to interpret the Plan;

(ii)	to prescribe, amend and rescind rules and regulations relating to the Plan; and

(iii)

to make all other determinations deemed necessary or advisable in the implementation and administration of the Plan as permitted by federal and state laws and regulations, or by rules and regulations of a national securities exchange or the Nasdaq Stock Market.

All determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders, Participants, and any persons having any interest under the Plan.

B.

MAXIMUM NUMBER OF SHARES AVAILABLE: Subject to adjustment as specified in Section III.D. below, the aggregate number of shares of common stock that may be issued under the Plan is 3,150,000 shares, representing 1,000,000 shares previously approved in 1995, 650,000 approved in 2003, and 1,500,000 shares approved in 2008. Such 1,500,000 shares shall be newly registered subsequent to the adoption and approval of this Plan. Such shares that are issued may be authorized and unissued shares or treasury shares. Except as provided herein, any shares subject to an award which for any reason are not issued shall again be available under the Plan.

C.	ELIGIBILITY:

(1)     All regular full-time employees and regular part-time employees who work at least twenty (20) hours or more a week for the Company, its parent, or any of their respective subsidiaries which have been designated by the Board as participating in the Plan (including subsidiaries which are so designated after the stockholders have approved the Plan) are eligible to participate in the Plan.

(2)     A person who is otherwise eligible to participate shall not be granted any right to purchase stock under the Plan to the extent (i) it would, if exercised, cause the person to own shares of stock (including shares which would be owned if all outstanding options to purchase stock owned by such person were exercised) which possess five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, its parent or any of their respective subsidiaries, or (ii) it causes such person to have purchase rights under the Plan and all other stock purchase plans of the Company, its parent or any subsidiary, which meet the requirements of Section 423 of the Code which accrue at a rate which exceeds $25,000 of fair market value of stock of the Company, its parent or any subsidiary (determined at the time the right to purchase stock under this Plan is granted) for each calendar year in which such right is outstanding. For this purpose a right to purchase stock accrues when it first becomes exercisable during the calendar year (but the rate of accrual for any calendar year can in no event exceed $25,000 of the fair market value of the stock subject to the right) and the number of shares of stock under one right may not be carried over to any other right.

(3)     If an employee obtains a hardship withdrawal under the Company’s Retirement Savings Plus Plan or any similar plan maintained by the Company, its parent, or a subsidiary, then said employee may not, for the six (6) month period following the hardship withdrawal, make any contributions for purchase of stock under the Plan. In such case, such employee will be deemed to have withdrawn his or her contribution for the current Subscription Period and will have such contributions returned to him or her. The employee is further not entitled to re-subscribe to the Plan until the beginning of the first Subscription Period following the completion of the six (6) month period.

D.

ADJUSTMENTS: In the event of stock dividends, stock splits, re capitalizations, mergers, consolidations, combinations, exchanges of shares, spin-offs, liquidations, reclassifications or other similar changes in the capitalization of the Company, such automatic substitution or adjustment shall be made in the maximum aggregate number of shares which may be issued under this Plan, the maximum number of shares that can be purchased in any calendar year and the purchase price for such shares, as the Board determines shall cause an equitable adjustment under this Plan, in proportion to the effect of such change to the Common Stock generally. In the event of a change in the Common Stock as presently constituted, which change is limited to a change of all of the authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of this Plan.

IV.           ENROLLMENT AND ENROLLMENT PERIODS

                Enrollment will take place in the Enrollment Periods.  Any employee who is eligible to participate and desires to subscribe for the purchase of shares of Common Stock for the following Subscription Period must file a subscription agreement with the Company’s Payroll unit during the applicable Enrollment Period.  Once enrolled, a Participant Employee will continue to participate in the Plan for each succeeding Subscription Period until he or she terminates his or her participation or ceases to be an eligible employee.  If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Subscription Period by filing a new subscription agreement during the applicable Enrollment Period.

V.            DURATION OF OFFER AND SUBSCRIPTION PERIODS

                The Effective Date of this Plan shall be the first day of the Subscription Period following approval of this Plan by the Company’s stockholders; provided, that the applicable Enrollment Period may occur prior to such date in accordance with this Plan.  No Subscription Period shall commence on or after the tenth anniversary of the Effective Date, but a Subscription Period started prior to such date may extend until completion of such final Subscription Period.  Thereafter, this Plan shall terminate.

VI.           SUBSCRIPTION PRICE

                The “Subscription Price” for each share of Common Stock shall be the lesser of eighty-five percent (85%) of the Fair Market Value of such Common Stock on the last trading day before the first day of the Subscription Period or eighty-five percent (85%) of the fair market value of such share on the last trading day of the Subscription Period, but in no event less than $1.00 per share, the par value of a share of Common Stock.

VII.         AMOUNT OF CONTRIBUTION AND METHOD OF PAYMENT

                Except as otherwise provided herein, the Subscription Price shall be paid by a Participant by means of the use of funds credited to such Participant’s Plan account during the Subscription Period through payroll deductions.  The minimum deduction shall be no less than the lesser of one percent (1%) of the Participant’s Base Pay or $3.00 bi-weekly and the maximum deduction shall be no more than fifteen percent (15%) of such Base Pay.  Payroll deductions shall commence with the first pay issued during the Subscription Period and shall continue with each pay throughout the entire Subscription Period except for pay periods for which the Participant receives no compensation (i.e., uncompensated personal leave, leave of absence, etc.).

VIII.        PURCHASE OF SHARES

                The Company will maintain on its books a “Plan Account” in the name of each Participant.  At the close of each pay period, the amount deducted from the Participant’s Base Pay will be credited to the Participant’s Plan Account. As of the last day of each Subscription Period, the amount then in the Participant’s Plan Account will be divided by the Subscription Price for such Subscription Period and the Participant’s Plan Account will be credited with the number of whole and fractional shares of Common Stock that results, subject to the limitations set forth in Section III.C(3).  Shares will be issued in a book entry form with the Company’s stock transfer agent.   A Participant will receive a statement of account in a timely fashion from the transfer agent following the end of each Subscription Period.  In the event the number of shares subscribed for any Subscription Period exceeds the number of shares available for sale under the Plan for such period, the available shares shall be allocated among the Participants in proportion to their Plan Account balances.

IX.           WITHDRAWAL FROM THE PLAN

A Participant may withdraw from the Plan at any time.  At the time of withdrawal the amount credited to the Participant’s Plan Account will be refunded in cash without interest.

X.            SEPARATION FROM EMPLOYMENT

Separation from employment for any reason including death, disability, Retirement or Termination of Employment shall be treated as an automatic withdrawal as set forth in Section IX, except that if separation occurs within three months prior to a purchase date, such Participant may continue to participate during that Subscription Period although no further contributions may be made.  A transfer among the Company, its parent or their respective designated subsidiaries shall not be treated as a separation from employment.

XI.           ASSIGNMENT

                No Participant may assign his or her subscription or rights to subscribe to any other person and any attempted assignment shall be void.

XII.         AMENDMENT OR DISCONTINUANCE OF THE PLAN

                The Board shall have the right to amend, modify or terminate the Plan at any time without notice provided that no Participant’s existing rights are adversely affected thereby and provided further that without the approval of the holders of a majority of the issued and outstanding shares of Common Stock no such amendment shall increase the total number of shares subject to the Plan, change the formula by which the price at which the shares shall be purchased is determined, change the class of employees eligible to participate in the Plan, materially increase the benefits accruing to Participants under the Plan, or make any other action effective that requires stockholder approval as required by federal or state laws or regulations or by rules and regulations of a national securities exchange or Nasdaq without seeking and receiving such stockholder approval.

XIII.        TRANSFERABILITY

                Neither payroll deductions credited to a Participant’s Plan Account nor any rights with regard to any rights to purchase shares of Common Stock under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by the laws of descent and distribution or as provided in Section XIII hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

XIV.        NOTICE OF DISQUALIFYING DISPOSITION

                If the Participant makes a disposition, within the meaning of Section 424(c) of the Code of any shares of Common Stock issued to Participant under this Plan, and such disposition occurs within the two-year period commencing on the day after the beginning of a Subscription Period or within the one-year period commencing on the day after the purchase of such Shares, the Participant shall, within ten (10) days of such disposition, notify the Company thereof in writing.

XV.         MISCELLANEOUS PROVISIONS

A.

GOVERNMENT AND OTHER REGULATIONS: The obligation of the Company to issue stock under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as may be required.

B.

OTHER COMPENSATION PLANS AND PROGRAMS: The Plan shall not be deemed to preclude the implementation by the Company, Parent or its subsidiaries of other compensation plans or programs which may be in effect from time to time. Participation in this Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company, its Parent or its subsidiaries except as provided in such other plan. Any purchases made pursuant to this Plan shall not be used in determining the benefits provided under any other plan of the Company, Parent or its subsidiaries unless specifically provided in such other plan.

C.	CONSTRUCTION OF PLAN: The interpretation of the Plan and the application of any rules implemented hereunder shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

D.	PRONOUNS, SINGULAR AND PLURAL: The masculine may be read as feminine, the singular as plural, and the plural as singular as necessary to give effect to the Plan.

E.	LIMITATION OF RIGHTS:

1.

No Right to Continue as an Employee: Neither the Plan, nor the granting of a right to participate nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue as an employee of the Company, its parent or any of their respective subsidiaries for any period of time, or at any particular rate of compensation.

2.

No Stockholder’s Rights: A Participant shall have no rights as a stockholder with respect to the shares issued hereunder until the end of a Subscription Period in which a Participant is enrolled, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such shares are issued.

F.	STOCKHOLDER APPROVAL: The adoption of this Plan shall be subject to stockholder approval.

HARLEYSVILLE GROUP INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 23, 2008
10:30 a.m.

Company’s headquarters
355 Maple Avenue
Harleysville, PA 19438

Harleysville Group Inc.
355 Maple Avenue
Harleysville, PA 19438

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Arthur E. Chandler and Robert A. Kauffman, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote

You may vote by telephone or Internet or by marking, signing, dating, and mailing in this proxy card, which authorizes the Named Proxies to vote your shares.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 22, 2008.

•	Please have this proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/hgic — QUICK «««EASY ««« IMMEDIATE

•	Use the Internet to vote 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 22, 2008.

•

Please have this proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we’ve provided or return it to Harleysville Group Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of directors:	01 W. Thacher Brown 02 Mirian M. Graddick-Weir	03 William W. Scranton III	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Amended and Restated Employee Stock Purchase Plan.	☐ For	☐ Against	☐ Abstain
3.	To ratify KPMG LLP as the Company’s independent registered public accounting firm.	☐ For	☐ Against	☐ Abstain
4.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐	Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on this Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.